Exhibit 2.1











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                           CREDIT AGREEMENT

                     DATED AS OF NOVEMBER 20, 1998

                                 AMONG

                          WAMPLER FOODS, INC.

                              THE LENDERS
                             PARTY HERETO,


                                  AND


                    HARRIS TRUST AND SAVINGS BANK,
               INDIVIDUALLY AND AS ADMINISTRATIVE AGENT

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                           TABLE OF CONTENTS


SECTION                     DESCRIPTION                     PAGE

SECTION 1.          THE REVOLVING CREDIT  . . . . . . . . . . . 1

     Section 1.1.   Revolving Credit  . . . . . . . . . . . . . 1
     Section 1.2.   Revolving Credit Loans  . . . . . . . . . . 2
     Section 1.3.   Term Credit . . . . . . . . . . . . . . . . 2
     Section 1.4.   Letters of Credit . . . . . . . . . . . . . 3
     Section 1.5.   Manner and Disbursement of Loans  . . . . . 6
     Section 1.6.   Authorized Person . . . . . . . . . . . . . 7
     Section 1.7.   Late Payment By Lender  . . . . . . . . . . 7

SECTION 2.          INTEREST AND CHANGE IN CIRCUMSTANCES  . . . 8

     Section 2.1.   Interest Rate Options . . . . . . . . . . . 8
     Section 2.2.   Minimum LIBOR Portion Amounts . . . . . . . 9
     Section 2.3.   Computation of Interest . . . . . . . . . . 9
     Section 2.4.   Manner of Rate Selection  . . . . . . . . . 9
     Section 2.5.   Change of Law . . . . . . . . . . . . . .  10
     Section 2.6.   Unavailability of Deposits or Inability
                    to Ascertain Adjusted LIBOR . . . . . . .  10
     Section 2.7.   Taxes and Increased Costs . . . . . . . .  10
     Section 2.8.   Change in Capital Adequacy Requirements .  11
     Section 2.9.   Funding Indemnity . . . . . . . . . . . .  12
     Section 2.10.  Lending Branch  . . . . . . . . . . . . .  12
     Section 2.11.  Lender's Duty to Mitigate . . . . . . . .  12
     Section 2.12.  Discretion of Lenders as to Manner of
                    Funding . . . . . . . . . . . . . . . . .  13
     Section 2.13.  Replacement of Lender . . . . . . . . . .  13

SECTION 3.          FEES, PREPAYMENTS, TERMINATIONS, AND
                    APPLICATIONS  . . . . . . . . . . . . . .  14
     Section 3.1.   Fees  . . . . . . . . . . . . . . . . . .  14
     Section 3.2.   Voluntary Prepayments . . . . . . . . . .  15
     Section 3.3.   Mandatory Prepayments . . . . . . . . . .  15
     Section 3.4.   Terminations of Revolving Credit
                    Commitments . . . . . . . . . . . . . . .  17
     Section 3.5.   Place and Application of Payments . . . .  17
     Section 3.6.   Weekly Settlement . . . . . . . . . . . .  20
     Section 3.7.   Computation of Obligations Outstanding  .  23
     Section 3.8.   Notations . . . . . . . . . . . . . . . .  23

SECTION 4.          COLLATERAL AND GUARANTIES . . . . . . . .  24

     Section 4.1.   Collateral  . . . . . . . . . . . . . . .  24
     Section 4.2.   Collateral Proceeds . . . . . . . . . . .  25
     Section 4.3.   Guaranties from Subsidiaries  . . . . . .  25
     Section 4.3.   Release of Collateral from De Minimus
                    Sales . . . . . . . . . . . . . . . . . .  25
     Section 4.4.   Further Assurances  . . . . . . . . . . .  26

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SECTION 5.          DEFINITIONS; INTERPRETATION . . . . . . .  26

     Section 5.1.   Definitions . . . . . . . . . . . . . . .  26
     Section 5.2.   Interpretation  . . . . . . . . . . . . .  41

SECTION 6.          REPRESENTATIONS AND WARRANTIES  . . . . .  42

     Section 6.1.   Organization and Qualification  . . . . .  42
     Section 6.2.   Subsidiaries  . . . . . . . . . . . . . .  42
     Section 6.3.   Corporate Authority and Validity of
                    Obligations . . . . . . . . . . . . . . .  42
     Section 6.4.   Use of Proceeds; Margin Stock . . . . . .  43
     Section 6.5.   Financial Reports . . . . . . . . . . . .  43
     Section 6.6.   No Material Adverse Change  . . . . . . .  43
     Section 6.7.   Full Disclosure . . . . . . . . . . . . .  44
     Section 6.8.   Good Title  . . . . . . . . . . . . . . .  44
     Section 6.9.   Litigation and Other Controversies  . . .  44
     Section 6.10.  Taxes . . . . . . . . . . . . . . . . . .  44
     Section 6.11.  Approvals . . . . . . . . . . . . . . . .  44
     Section 6.12.  Affiliate Transactions  . . . . . . . . .  44
     Section 6.13.  Investment Company; Public Utility
                    Holding Company . . . . . . . . . . . . .  45
     Section 6.14.  ERISA . . . . . . . . . . . . . . . . . .  45
     Section 6.15.  Compliance with Laws  . . . . . . . . . .  45
     Section 6.16.  Other Agreements  . . . . . . . . . . . .  45
     Section 6.17.  No Default  . . . . . . . . . . . . . . .  45
     Section 6.18.  Year 2000 Compliance  . . . . . . . . . .  45
     Section 6.19.  Mortgaged Real Estate . . . . . . . . . .  46

SECTION 7.     CONDITIONS PRECEDENT . . . . . . . . . . . . .  46

     Section 7.1.   All Advances  . . . . . . . . . . . . . .  46
     Section 7.2.   Initial Advance . . . . . . . . . . . . .  47
     Section 7.3.   Use of Initial Advance  . . . . . . . . .  49
     Section 7.4.   Post-Closing Matters  . . . . . . . . . .  49

SECTION 8.     COVENANTS  . . . . . . . . . . . . . . . . . .  50

     Section 8.1.   Maintenance of Business . . . . . . . . .  50
     Section 8.2.   Maintenance of Properties . . . . . . . .  50
     Section 8.3.   Taxes and Assessments . . . . . . . . . .  50
     Section 8.4.   Insurance . . . . . . . . . . . . . . . .  50
     Section 8.5.   Financial Reports . . . . . . . . . . . .  51
     Section 8.6.   Inspection  . . . . . . . . . . . . . . .  53
     Section 8.7.   Capital Expenditures  . . . . . . . . . .  53
     Section 8.8.   Consolidated Tangible Net Worth . . . . .  54
     Section 8.9.   Leverage Ratio  . . . . . . . . . . . . .  54
     Section 8.10.  Fixed Charge Coverage Ratio . . . . . . .  55
     Section 8.11.  Minimum Consolidated EBITDA . . . . . . .  55
     Section 8.12   Indebtedness for Borrowed Money . . . . .  55
     Section 8.13.  Liens . . . . . . . . . . . . . . . . . .  56

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     Section 8.14.  Investments, Acquisitions, Loans,
                    Advances and Guaranties . . . . . . . . .  57
     Section 8.15.  Operating Leases  . . . . . . . . . . . .  58
     Section 8.16.  Mergers, Consolidations and Sales . . . .  58
     Section 8.17.  Maintenance of Subsidiaries . . . . . . .  58
     Section 8.18.  Dividends and Certain Other Restricted
                    Payments  . . . . . . . . . . . . . . . .  58
     Section 8.19.  ERISA . . . . . . . . . . . . . . . . . .  58
     Section 8.20.  Compliance with Laws  . . . . . . . . . .  59
     Section 8.21.  Burdensome Contracts With Affiliates  . .  59
     Section 8.22.  No Changes in Fiscal Year . . . . . . . .  59
     Section 8.23.  Formation of Subsidiaries . . . . . . . .  59
     Section 8.24.  Change in the Nature of Business  . . . .  60
     Section 8.25.  Year 2000 Assessment  . . . . . . . . . .  60

SECTION 9.          EVENTS OF DEFAULT AND REMEDIES  . . . . .  60

     Section 9.1.   Events of Default . . . . . . . . . . . .  60
     Section 9.2.   Non-Bankruptcy Defaults . . . . . . . . .  62
     Section 9.3.   Bankruptcy Defaults . . . . . . . . . . .  63
     Section 9.4.   Collateral for Undrawn Letters of Credit   63

SECTION 10.         THE ADMINISTRATIVE AGENT  . . . . . . . .  63

     Section 10.1.  Appointment and Authorization . . . . . .  63
     Section 10.2.  Rights as a Lender  . . . . . . . . . . .  64
     Section 10.3.  Standard of Care  . . . . . . . . . . . .  64
     Section 10.4.  Costs and Expenses  . . . . . . . . . . .  65
     Section 10.5.  Indemnity . . . . . . . . . . . . . . . .  65

SECTION 11.         GUARANTEE . . . . . . . . . . . . . . . .  66

     Section 11.1.  Guarantee . . . . . . . . . . . . . . . .  66
     Section 11.2.  Guarantee Unconditional . . . . . . . . .  66
     Section 11.3. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances . 67
     Section 11.4.  Waivers . . . . . . . . . . . . . . . . .  67
     Section 11.5.  Limit on Recovery . . . . . . . . . . . .  67
     Section 11.6.  Stay of Acceleration  . . . . . . . . . .  68
     Section 11.7.  Benefit to Guarantors . . . . . . . . . .  68
     Section 11.8.  Guarantor Covenants . . . . . . . . . . .  68

SECTION 12.         MISCELLANEOUS . . . . . . . . . . . . . .  68
     Section 12.1.  Non-Business Days . . . . . . . . . . . .  68
     Section 12.2.  No Waiver, Cumulative Remedies  . . . . .  68
     Section 12.3.  Waivers, Modifications and Amendments . .  68
     Section 12.4.  Costs and Expenses  . . . . . . . . . . .  69
     Section 12.5.  Survival of Representations . . . . . . .  70
     Section 12.6.  Survival of Indemnities . . . . . . . . .  70
     Section 12.7.  Participations  . . . . . . . . . . . . .  70
     Section 12.8.  Assignment Agreements . . . . . . . . . .  70

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     Section 12.9.  Notices . . . . . . . . . . . . . . . . .  71
     Section 12.10. Withholding Taxes . . . . . . . . . . . .  71
     Section 12.11. Construction  . . . . . . . . . . . . . .  72
     Section 12.12. Headings  . . . . . . . . . . . . . . . .  73
     Section 12.13. Severability of Provisions  . . . . . . .  73
     Section 12.14. Counterparts  . . . . . . . . . . . . . .  73
     Section 12.15. Entire Understanding  . . . . . . . . . .  73
     Section 12.16. Binding Nature, Governing Law, Etc  . . .  73
     Section 12.17. Submission to Jurisdiction; Waiver of
                    Jury Trial  . . . . . . . . . . . . . . .  73

Signature . . . . . . . . . . . . . . . . . . . . . . . . . .  75

Exhibit A - Revolving Credit Note
Exhibit B - Term Credit Note
Exhibit C - Borrowing Base Certificate
Exhibit D - Compliance Certificate
Exhibit E - Assignment and Acceptance
Exhibit F - Guaranty Agreement
Schedule 6.2 - Subsidiaries
Schedule 6.9 - Litigation

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                           CREDIT AGREEMENT

Harris Trust and Savings Bank
Chicago, Illinois

the Lenders from time to time
  party hereto

Ladies and Gentlemen:

     The undersigned, Wampler Foods, Inc., a Virginia corporation (the "Company"), applies to you for your several commitments, subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to extend credit to the Company, all as more fully hereinafter set forth. The undersigned, WLR Foods, Inc., a Virginia corporation (the "Parent"), executes and delivers this Agreement to confirm certain of its agreements made in connection with the extension of such credit to the Company.

SECTION 1.     THE REVOLVING CREDIT.

     Section 1.1. Revolving Credit. Subject to the terms and conditions hereof, each Lender severally agrees to extend a revolving credit (the "Revolving Credit") to the Company which may be availed of by the Company from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitments of the Lenders to extend credit under the Revolving Credit shall expire. The maximum amount of the Revolving Credit which each Lender agrees to extend to the Company shall be such Lender's Revolving Credit Commitment, as such amount may be reduced pursuant hereto. The Revolving Credit may be utilized by the Company in the form of Revolving Credit Loans and Letters of Credit, all as more fully hereinafter set forth, provided that the aggregate principal amount of Revolving Credit Loans and L/C Obligations outstanding at any one time shall not exceed the lesser of (i) the Available Revolving Credit Commitments and (ii) the Borrowing Base as then determined and computed. During the period from and including the date hereof to but not including the Termination Date, the Company may use the Revolving Credit Commitments by borrowing, repaying and reborrowing Revolving Credit Loans in whole or in part and/or by having the Administrative Agent issue Letters of Credit, having such Letters of Credit expire or otherwise terminate without having been drawn upon or, if drawn upon, reimbursing the Administrative Agent for each such drawing, and having the Administrative Agent issue new Letters of Credit, all in accordance with the terms and conditions of this Agreement. For purposes of this Agreement, where a determination of the unused or available amount of the Revolving Credit Commitments is necessary, the Revolving Credit Loans and L/C Obligations shall be deemed to utilize the Revolving Credit Commitments. The obligations of the Lenders hereunder are several and not joint, and no Lender

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shall under any circumstances be obligated to extend credit under the
Revolving Credit in excess of its Revolving Credit Commitment. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall have the right from time to time to establish reserves (such as the Hedging Reserve and Grower Payable Reserve) against the amount of availability under the Revolving Credit which the Company may otherwise request hereunder in such amounts and with respect to such matters as the Administrative Agent shall reasonably deem necessary or appropriate. The amount of such reserves shall be subtracted from what would otherwise be the Borrowing Base when calculating the amount of availability under the Revolving Credit Commitments. The Administrative Agent agrees to give the Company ten
(10) Business Days' prior notice of the establishment of any such reserve (other than the Hedging Reserve and Grower Payable Reserve).

     Section 1.2. Revolving Credit Loans. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Company in the form of loans (individually a "Revolving Credit Loan" and collectively the "Revolving Credit Loans"). Each Revolving Credit Loan shall be made pro rata by the Lenders in accordance with the amounts of their respective Revolving Credit Commitments. Each Revolving Credit Loan shall initially constitute part of the applicable Domestic Rate Portion except to the extent the Company has timely elected that such Revolving Credit Loan, or any part thereof, constitutes part of a LIBOR Portion as provided in Section 2.1 hereof. All advances made by a Lender of its pro rata share of a Revolving Credit Loan shall be made against and evidenced by a single Revolving Credit Note of the Company (individually a "Revolving Credit Note" and collectively the "Revolving Credit Notes") payable to the order of such Lender in the amount of its share of the Revolving Credit Loans evidenced thereby, with each Revolving Credit Note to be in the form (with appropriate insertions) attached hereto as Exhibit A. Each Revolving Credit Note shall be dated the date of issuance thereof, be expressed to bear interest as set forth in Section 2 hereof, and be expressed to mature on the Termination Date. The actual principal amount at any time outstanding and owing by the Company on account of each Revolving Credit Note shall be the sum of all Revolving Credit Loans made thereon less all payments of principal actually received.

     Section 1.3. Term Credit. Subject to all of the terms and conditions hereof, each Lender agrees to make a loan to the Company under a term credit (the "Term Credit") in the amount of its Term Credit Commitment (the credit facility under which such loans are made being hereinafter referred to as the "Term Credit") (the loans from all the Lenders under the Term Credit being hereinafter referred to collectively as the "Term Loan"). The Term Loan shall be made pro-rata by the Lenders in accordance with the amount of their Term Credit
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Commitments.  The Term Loan shall initially constitute part of the applicable Domestic Rate Portion except to the extent the Company has timely elected that the Term Loan, or any part thereof, constitutes part of a LIBOR Portion as provided in Section 2.1 hereof. The Lenders' advances of the Term Loan shall be made concurrently and the Term Loan shall be disbursed in a single advance in an aggregate principal amount equal to the Term Credit Commitments made, if at all, on the date of the initial Revolving Credit Loan, at which time the commitments of the Lenders to make the Term Loan under the Term Credit shall expire. Each Lender's pro rata share of the Term Loan made by such Lender to the Company under the Term Credit shall be evidenced by a Term Credit Note of the Company (individually a "Term Credit Note" and collectively the "Term Credit Notes") payable to the order of such Lender in the amount of its Term Credit Commitment, each Term Credit Note to be in the form (with appropriate insertions) attached hereto as Exhibit B. Each Term Credit Note shall be expressed to mature in ten (10) consecutive quarterly installments, commencing on July 2, 1999 and continuing on the last day of each calendar quarter occurring thereafter to and including September 28, 2001, and with a final installment due on November 20, 2001 and with the aggregate amount of each installment on all Term Credit Notes to be as follows: $1,000,000 on each of July 2, 1999 and October 1, 1999; $1,250,000 on each of December 31, 1999, March 31, 2000, June
30, 2000 and September 29, 2000; $1,500,000 on each of December 29, 2000, March 30, 2001, June 29, 2001 and September 28, 2001, and with the final installment due on November 20, 2001 and aggregating the entire remaining unpaid principal balance of the Term Credit Notes. The amount of each installment due on the Term Credit Note held by each Lender shall be a pro rata part (based on the relationship which its Term Credit Commitment bears to the total Term Credit Commitments) of each such aggregate amount. No amount repaid on the Term Credit Notes may be reborrowed under the Term Credit.

     Section 1.4.   Letters of Credit.

     (a) General Terms. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Company in the form of standby and commercial letters of credit issued by the Administrative Agent for the account of the Company (individually a "Letter of Credit" and collectively the "Letters of Credit"), provided that the aggregate amount of L/C Obligations shall not at any time exceed $15,000,000. For purposes of this Agreement, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unpaid Reimbursement Obligations then outstanding with respect thereto. If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Revolving Credit Commitments shall to such
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extent be reinstated.  The Letters of Credit shall be issued by the
Administrative Agent, but each Lender shall be obligated to reimburse the Administrative Agent for such Lender's pro rata share of the amount of each draft drawn under a Letter of Credit in accordance with this Section 1.4 and, accordingly, each Letter of Credit shall be deemed to utilize the Revolving Credit Commitments of all Lenders pro rata in accordance with the amounts of their Revolving Credit Commitments.

     (b) Term. Each Letter of Credit issued hereunder shall expire not later than the earlier of (i) twelve (12) months from the date of issuance (or be cancelable not later than twelve (12) months from the date of issuance and each renewal) or (ii) the date which is thirty
(30) days prior to the Termination Date. In the event the Administrative Agent issues any Letter of Credit with an expiration date that is automatically extended unless the Administrative Agent gives notice that the expiration date will not so extend beyond its then scheduled expiration date, the Administrative Agent will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date (i) the expiration date of such Letter of Credit if so extended would be after the date which is thirty (30) days prior to the Termination Date, (ii) the Revolving Credit Commitments have terminated or (iii) an Event of Default exists and the Required Lenders have given the Administrative Agent instructions not to so permit the extension of the expiration date of such Letter of Credit.

     (c) General Characteristics. Each Letter of Credit issued hereunder shall be payable in U.S. Dollars, conform to the general requirements of the Administrative Agent for the issuance of commercial or standby letters of credit, as the case may be, as to form and substance, and be a letter of credit which the Administrative Agent may lawfully issue. The Administrative Agent agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date thereof at the request of the Company subject to the conditions of Section 7 and the other terms of this
Section 1.4. Without limiting the generality of the foregoing, the Administrative Agent's obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the conditions of
Section 7 and the other terms of this Section 1.4 and the Administrative Agent will not issue, amend or extend the expiration date of any Letter of Credit if any Lender notifies the Administrative Agent (or if any Lender then serving as Administrative Agent has actual knowledge) of any failure to satisfy or otherwise comply with such conditions and terms and directs the Administrative Agent not to take such action (after giving the effect to any waiver or amendment of any such condition or term in accordance with the provisions of this Agreement).
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     (d)  Applications.  At the time the Company requests each Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit in the case of a continuing application), the Company shall execute and deliver to the Administrative Agent an application for such Letter of Credit in the form then customarily prescribed by the Administrative Agent (individually an "Application" and collectively the "Applications"). Subject to the other provisions of this subsection, the obligation of the Company to reimburse the Administrative Agent for drawings under a Letter of Credit (a "Reimbursement Obligation") shall be governed by the Application for such Letter of Credit. Anything contained in the Applications to the contrary notwithstanding, (i) in the event the Administrative Agent is not reimbursed (including reimbursement out of the proceeds of a Revolving Credit Loan made by virtue of Section 1.5(b) hereof) by the Company for the amount the Administrative Agent pays on any draft drawn under a Letter of Credit by 11:00 a.m. (Chicago time) on the date when such drawing is paid, the Reimbursement Obligation in respect of the draft so paid shall bear interest (which the Company hereby promises to pay on demand) from and after the date the draft is paid until reimbursement in full thereof at a fluctuating rate per annum determined by adding 2% to the Domestic Rate as from time to time in effect, (ii) the Company shall pay fees in connection with each Letter of Credit as set forth in Section 3 hereof, (iii) except as otherwise provided in Section 3.3 hereof, prior to the occurrence of a Default or an Event of Default the Administrative Agent will not call for additional collateral security for L/C Obligations other than the collateral security contemplated by this Agreement and the Collateral Documents and collateral security consisting of rights in goods (or documents of title covering the same) financed under such Applications, and (iv) except as otherwise provided in Section 3.3 hereof, prior to the occurrence of a Default or an Event of Default the Administrative Agent will not call for the funding of a Letter of Credit by the Company prior to being presented with a draft drawn thereunder (or, in the event the draft is a time draft, prior to its due date).

     (e) Change in Laws. If the Administrative Agent or any Lender shall determine in good faith that any change in any applicable law, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Administrative Agent or such Lender (whether or not having the force of law), shall:

          (i)  impose, modify or deem applicable any reserve,
     special deposit or similar requirement against the Letters of
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     Credit, or the Administrative Agent's or such Lender's or the
     Company's liability with respect thereto; or

          (ii) impose on the Administrative Agent or such Lender any penalty with respect to the foregoing or any other condition regarding this Agreement, the Applications or the Letters of Credit;

and the Administrative Agent or such Lender shall determine in good faith that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Administrative Agent or such Lender of issuing, maintaining or participating in the Letters of Credit hereunder (without benefit of, or credit for, any prorations, exemptions, credits or other offsets available under any such laws, regulations, guidelines or interpretations thereof), then the Company shall pay on demand to the Administrative Agent or such Lender from time to time as specified by the Administrative Agent or such Lender such additional amounts as the Administrative Agent or such Lender shall determine are sufficient to compensate and indemnify it for such increased cost. If the Administrative Agent or any Lender makes such a claim for compensation, it shall provide the Company (with a copy to the Administrative Agent in the case of any Lender) a certificate setting forth the computation of the increased cost as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.

     (f) Participations in Letters of Credit. Each Lender shall participate on a pro rata basis in the Letters of Credit issued by the Administrative Agent, which participation shall automatically arise upon the issuance of each Letter of Credit. Each Lender unconditionally agrees that in the event the Company fails to pay the Administrative Agent any Reimbursement Obligation at the time required by Section 1.4(d) hereof, then in that event such Lender shall pay to the Administrative Agent such Lender's pro rata share of such unpaid Reimbursement Obligation based on the percentage which its Revolving Credit Commitment bears to the aggregate of the Revolving Credit Commitments and in return such Lender shall automatically receive an equivalent percentage participation in each payment received in respect of the relevant Reimbursement Obligation, together with interest thereon as provided for herein. The obligations of the Lenders to the Administrative Agent under this subsection shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Lender may have or have had against the Company, the Administrative Agent, any other Lender or any other party whatsoever. In the event that any Lender fails to honor its obligation to reimburse the Administrative Agent for its pro rata share of the amount of any such draft, then in that event (i) each other Lender shall pay its pro rata share of the payment due the Administrative Agent from the defaulting Lender (provided no Lender
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shall be required under this Section to make such payment to the extent the amount so paid by such Lender, when taken together with such Lender's share of the Loans and credit risk on Letters of Credit, would exceed its Revolving Credit Commitment), (ii) the defaulting Lender shall have no right to participate in any recoveries from the Company in respect of such draft and (iii) all amounts to which the defaulting Lender would otherwise be entitled under the terms of this Agreement or any of the other Loan Documents shall first be applied to reimbursing the Lenders for their respective pro rata shares of the defaulting Lender's portion of the draft, together with interest thereon as provided for herein. Upon reimbursement to the other Lenders (pursuant to clause (iii) above or otherwise) of the amount advanced by them to the Administrative Agent in respect of the defaulting Lender's share of the draft together with interest thereon, the defaulting Lender shall thereupon be entitled to its participation in the Administrative Agent's right of recovery against the Company in respect of the draft paid by the Administrative Agent. The L/C Issuance Fee and L/C Administration Fee shall be solely for the account of the Administrative Agent and shall not be shared by the other Lenders.

     (g) Manner of Obtaining Letters of Credit. The Company shall provide at least three (3) Business Days' advance written notice to the Administrative Agent of each request for the issuance of a Letter of Credit which is a standby Letter of Credit and shall notify the Administrative Agent not later than 11:00 a.m. (Chicago time) on any Business Day of each request for the issuance on such day of a Letter of Credit which is a commercial Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the Company and in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify each Lender of the Administrative Agent's receipt of each such notice and the Administrative Agent's issuance of the Letter of Credit so requested.

     Section 1.5. Manner and Disbursement of Loans. (a) The Company shall give written or telephonic notice to the Administrative Agent (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 12:00 noon (Chicago time) on the date the Company requests that any Loan be made to it under the Revolving Credit Commitments, and, except in the case of Loans made under Section 3.6(e) hereof the Administrative Agent shall promptly notify each Lender of the Administrative Agent's receipt of each such notice. Each such notice shall specify the date of the Loan requested (which must be a Business
Day) and the amount of such Loan. Each Loan shall initially constitute part of the applicable Domestic Rate Portion except to the extent the Company has otherwise timely elected that such Loan constitute part of a LIBOR Portion as provided in Section 2 hereof. Not later than 1:00 p.m. (Chicago time) on the date specified for any Loan hereunder, each Lender shall make the proceeds of its pro rata share of such Loan available to the Administrative Agent in Chicago, Illinois in immediately available funds. Subject to the provisions of
Section 7 hereof, the proceeds of each Loan shall be made available to the Company at the principal office of the Administrative Agent in Chicago, Illinois by depositing such proceeds to the credit of the Company's general operating account with the Administrative Agent numbered 439-433-4, in immediately available funds, upon receipt by the Administrative Agent from each Lender of its pro rata share of such Loan. Unless the Administrative Agent shall have been notified by a Lender prior to 1:00 p.m. (Chicago time) on the date a Loan is to be made hereunder that such Lender does not intend to make its pro rata share of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on such date and the Administrative Agent may in reliance upon such assumption make available to the Company a corresponding amount.

     (b) Reimbursement Obligation. In the event the Company fails to give notice pursuant to Section 1.5(a) above of a request for a Revolving Credit Loan equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 Noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Company shall be deemed to have requested a Revolving Credit Loan constituting part of the Domestic Rate Portion on such day in the amount of the Reimbursement Obligation then due, subject to Section 7.1 hereof, which Revolving Credit Loan shall be applied to pay the Reimbursement Obligation then due.

     Section 1.6. Authorized Person. For purposes of requests for Loans, selection of interest rates and other actions to be taken by the Company under this Agreement, the Company agrees that the Administrative Agent may rely upon any written or telephonic notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such telephonic notice shall govern if the Administrative Agent or any Lender has acted in reliance thereon.

     Section 1.7. Late Payment By Lender. If an amount due the Administrative Agent from a Lender (x) to fund such Lender's pro rata share of a Loan as required by Section 1.5 hereof, or (y) to effect the Settlement of any Loan as required of Section 3.6 hereof, in the case of each of clause (x) and (y), is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made the corresponding amount available to the Company, the Administrative Agent shall be entitled to receive such amount from such Lender forthwith upon the Administrative Agent's demand, together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Company and ending on but excluding the date the Administrative Agent recovers such amount at a rate per annum equal to the effective rate charged to the Administrative Agent for overnight federal funds transactions with member banks of the federal reserve system for each day as determined by the Administrative Agent (or in the case of a day which is not a Business Day, then for the preceding day). If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Company will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but (i) without such payment being considered a payment or prepayment of a LIBOR Portion (so that the Company will have no liability under Section 2.9 hereof with respect to such payment) and (ii) without such payment impairing or otherwise prejudicing the Company's claims and other rights against such Lender.

SECTION 2.     INTEREST AND CHANGE IN CIRCUMSTANCES.

     Section 2.1.   Interest Rate Options.

     (a)  Portions.  Subject to the terms and conditions of this
Section 2, portions of the principal indebtedness evidenced by the Notes (all of the indebtedness evidenced by a particular Class of Notes bearing interest at the same rate for the same period of time being hereinafter referred to as a "Portion") may, at the option of the Company, bear interest with reference to the Domestic Rate ("Domestic Rate Portions") or with reference to the Adjusted LIBOR ("LIBOR Portions"), and Portions may be converted from time to time from one basis to another. All of the indebtedness evidenced by a particular Class of Notes which is not part of a LIBOR Portion shall constitute a single Domestic Rate Portion. All of the indebtedness evidenced by a particular Class of Notes which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion. There shall not be more than ten (10) LIBOR Portions applicable to a particular Class of Notes outstanding at any one time, and each Lender shall have a ratable interest in each Portion. Anything contained herein to the contrary notwithstanding, the obligation of the Lenders to create, continue or effect by conversion any LIBOR Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Company hereby promises to pay interest on each Portion at the rates and times specified in this Section 2.

     (b) Domestic Rate Portion. Each Domestic Rate Portion shall bear interest at the rate per annum determined by adding the Applicable Margin to the Domestic Rate as in effect from time to time, provided that if a Domestic Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof as set forth in subsection (d) below. Interest on each Domestic Rate Portion shall be payable monthly in arrears on the last day of each month (commencing on the first of such dates after the date hereof) and at maturity of the Notes, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. Any change in the interest rate on the Domestic Rate Portions resulting from a change in the Domestic Rate shall be effective on the date of the relevant change in the Domestic Rate.

     (c) Libor Portions. Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding the Applicable Margin to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof as set forth in subsection (d) below. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to a LIBOR Portion in excess of one (1) month, on the last day of each calendar month during such Interest Period and at the end of such Interest Period, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. The Company shall notify the Administrative Agent on or before 11:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Company shall notify the Administrative Agent of the new Interest Period selected therefor, and in the event the Company shall fail to so notify the Administrative Agent, such LIBOR Portion shall automatically be converted into and added to the applicable Domestic Rate Portion as of and on the last day of such Interest Period. The Administrative Agent shall promptly notify each Lender of each notice received from the Company pursuant to the foregoing provision.

     (d) Default Rate. Notwithstanding anything to the contrary contained above, while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans (computed on the basis of a year of 360 days and actual days elapsed) at a rate per annum equal to:

          (i)  for any Loan which constitutes part of a Domestic
     Rate Portion, the sum of 2% plus the Applicable Margin plus the Domestic Rate from time to time in effect; and

          (ii) for any Loan which constitutes part of a LIBOR Portion, the sum of 2% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter at a rate per annum equal to the sum of 2% plus the Applicable Margin for Domestic Rate Portions plus the Domestic Rate from time to time in effect;

provided, however, that in the absence of acceleration, any adjustments pursuant to this subsection (d) shall be made at the election of the Required Lenders with written notice to the Company. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

     Section 2.2. Minimum LIBOR Portion Amounts. Each LIBOR Portion shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $100,000.

     Section 2.3.   Computation of Interest.  All interest on the
Notes shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

     Section 2.4. Manner of Rate Selection. The Company shall notify the Administrative Agent by 11:00 a.m. (Chicago time) at least three (3) Business Days prior to the date upon which the Company requests that any LIBOR Portion be created or that any part of the applicable Domestic Rate Portion be converted into a LIBOR Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). The Administrative Agent shall promptly notify each Lender of each notice received from the Company pursuant to the foregoing provision; provided, however, that in the case of the creation or continuation of or conversion into any LIBOR Portion, the Administrative Agent shall so notify the Lenders in no event any later than 11:00 a.m. (Chicago time) at least two (2) Business Days prior to the date of such requested creation, continuation or conversion. If any request is made to convert a LIBOR Portion into the applicable Domestic Rate Portion, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance and conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the

Administrative Agent is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person the Administrative Agent in good faith believes to be an Authorized Representative without the necessity of independent investigation, the Company hereby indemnifying the Administrative Agent and the Lenders from any liability or loss ensuing from so acting.

     Section 2.5. Change of Law. Notwithstanding any other provisions of this Agreement or any Note, if at any time any Lender shall determine in good faith that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for such Lender to create or continue to maintain any LIBOR Portion, it shall promptly so notify the Administrative Agent (which shall in turn promptly notify the Company and the other Lenders) and the obligation of such Lender to create, continue or maintain any such LIBOR Portion under this Agreement shall terminate until it is no longer unlawful for such Lender to create, continue or maintain such LIBOR Portion. The Company, on demand, shall, if the continued maintenance of any such LIBOR Portion is unlawful, thereupon prepay the outstanding principal amount of the affected LIBOR Portion, together with all interest accrued thereon and all other amounts payable to affected Lender with respect thereto under this Agreement; provided, however, that the Company may elect to convert the principal amount of the affected Portion into the Domestic Rate Portion, subject to the terms and conditions of this Agreement.

     Section 2.6. Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR. Notwithstanding any other provision of this Agreement or any Note, if prior to the commencement of any Interest Period, the Required Lenders shall determine in good faith that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to such Lenders in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, then such Lenders shall promptly give notice thereof to the Administrative Agent (which shall in turn promptly notify the Company and the other Lenders) and the obligations of the Lenders to create, continue or effect by conversion any such LIBOR Portion in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by the Company shall again be readily available in the relevant market and adequate and reasonable means exist for the Administrative Agent to ascertain Adjusted LIBOR.

     Section 2.7. Taxes and Increased Costs. With respect to any LIBOR Portion, if any Lender shall determine in good faith that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over such Lender or its lending branch or the LIBOR Portions contemplated by this Agreement (whether or not having the force of law), shall:

          (i) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, such Lender which is not in any instance already accounted for in computing the interest rate applicable to such LIBOR Portion;

          (ii) subject such Lender, any LIBOR Portion or a Note to the extent it evidences such a Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any LIBOR Portion or a Note to the extent it evidences such a Portion, except such taxes as may be measured by the overall net income or gross receipts of such Lender or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which such Lender's principal executive office or its lending branch is located;

          (iii) change the basis of taxation of payments of principal and interest due from the Company to such Lender hereunder or under a Note to the extent it evidences any LIBOR Portion (other than by a change in taxation of the overall net income or gross receipts of such Lender or its lending branches); or

          (iv) impose on such Lender any penalty with respect to the foregoing or any other condition regarding this Agreement, any LIBOR Portion, or its disbursement, or a Note to the extent it evidences any LIBOR Portion;

and such Lender shall determine in good faith that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Lender of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by such Lender (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Company shall pay on demand to the Administrative Agent for the account of such Lender from time to time as specified by such Lender such additional amounts as such Lender shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If a Lender makes such a claim for compensation, it shall provide to the Company (with a copy to the Administrative Agent) a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be deemed prima facie correct if reasonably determined.

     Section 2.8. Change in Capital Adequacy Requirements. If any Lender shall determine that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or any of its branches) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency to the extent based on any such new or changed law, rule or regulation or change in the interpretation or administration thereof, has or would have the effect of reducing the rate of return on such Lender's or such corporation's capital, as the case may be, as a consequence of such Lender's obligations hereunder or for the credit which is the subject matter hereof to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to liquidity and capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Company shall pay to the Administrative Agent for the account of such Lender such additional amount or amounts reasonably determined by such Lender as will compensate such Lender for such reduction. If a Lender makes such a claim for compensation, it shall provide to the Company (with a copy to the Administrative Agent) a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be deemed prima facie correct if reasonably determined.

     Section 2.9. Funding Indemnity. In the event any Lender shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by such Lender to fund or maintain its part of any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to such Lender) as a result of:

          (i) any payment of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of this Agreement (other than any such payment required as a result of Section 2.5 hereof); or

          (ii) any failure by the Company to create, borrow, continue or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement;

then, upon the demand of such Lender, the Company shall pay to the Administrative Agent for the account of such Lender such amount as will reimburse such Lender for such loss, cost or expense (but in any event excluding any loss attributable to the Applicable Margin due such Lender with respect to such LIBOR Portion). If a Lender requests such a reimbursement, it shall provide to the Company (with a copy to the Administrative Agent) a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be deemed prima facie correct if reasonably determined.

     Section 2.10. Lending Branch. Each Lender may, at its option, elect to make, fund or maintain its pro rata share of the Loans hereunder at the branches or offices specified on the signature pages hereof or on any Assignment Agreement executed and delivered pursuant to Section 12.8 hereof or at such of its branches or offices as such Lender may from time to time elect.

     Section 2.11. Lender's Duty to Mitigate. Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to be affected under Section 1.4(e), 2.5, 2.6 or 2.7 hereof, such Lender will, after notice to the Company, to the extent not inconsistent with such Lender's internal policies and customary business practices, use its best efforts to make, fund or maintain the affected LIBOR Portion or issue or participate in the affected Letter of Credit, as the case may be, through another lending office of such Lender if as a result thereof the unlawfulness which would otherwise require payment of such Portion pursuant to Section 2.5 hereof would cease to exist or the circumstances which would otherwise terminate such Lender's obligation to make such Portion under Section 2.6 hereof would cease to exist or the increased costs which would otherwise be required to be paid in respect of such Portion or Letter of Credit pursuant to Section 2.7 or 1.4(e) hereof would be materially reduced, and if, as determined by such Lender, in its sole discretion, the making, funding or maintaining of such Portion, or issuance or participation in such Letter of Credit, as the case may be, through such other lending office would not otherwise adversely affect such Portion or such Lender. The Company hereby agrees to pay all reasonable expenses incurred by each such Lender in utilizing another lending office pursuant to this Section 2.11.

     Section 2.12. Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 2.6, 2.7 and 2.9 hereof) shall be made as if each Lender had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of its pro rata share of such LIBOR Portion, having a maturity corresponding to such Interest Period, and bearing an interest rate equal to the LIBOR for such Interest Period.

     Section 2.13. Replacement of Lender. (a) In the event that (x) the Company receives from a Lender a certificate requesting an amount be paid to such Lender under Section 1.4(e), 2.7 or 2.8 hereof and the Required Lenders have not similarly made requests for payment arising out of the same circumstances or (y) the obligation of any Lender to make or maintain any LIBOR Portion has terminated under Section 2.5 or
2.6 hereof and the obligations of the Required Lenders to make or maintain LIBOR Portions have not similarly terminated by reason of the same circumstances, then the Company may request any other Lender or Lenders hereunder to assume in full the Commitments then in effect of the Lender requesting such amount be paid or whose obligations with respect to LIBOR Portions have so terminated (such Lender in each case being herein referred to as the "Replaceable Lender"), and to purchase the Notes issued to the Replaceable Lender at a price equal to the outstanding principal amount of such Notes and the Replaceable Lender's share of any accrued and unpaid interest on such Notes plus accrued and unpaid commitment fees owed to the Replaceable Lender, and if any Lender or Lenders in their sole discretion agree so to assume in full the Commitments of the Replaceable Lender (each an "Assuming Lender"), and after payment by the Company to the Replaceable Lender of all amounts due under this Agreement to such Lender (including any amount specified as due in a certificate submitted under Section 1.4(e), 2.7 or 2.8 hereof) not so paid by the Assuming Lender, then such assumption shall take place in the manner set forth in subsection
(b) below. In the event no Lender or Lenders agrees to assume in full the Commitments of the Replaceable Lender, then the Company may nominate one or more Lenders not then party to this Agreement so to assume in full the Commitments of the Replaceable Lender, and if such nominated Lender or Lenders are acceptable to the Administrative Agent and Required Lenders (excluding the Replaceable Lender), such assumption shall take place in the manner set forth in subsection (b) below and each such Lender or Lenders shall become a Lender hereunder (each a "New Lender") and the Replaceable Lender shall no longer be a party hereto or have any rights hereunder.

     (b) In the event a Replaceable Lender's Commitments are to be assumed in full by an Assuming Lender or a New Lender, then such assumption shall take place on a date acceptable to the Company, the Replaceable Lender and the Assuming Lender or New Lender, as the case may be, and such assumption shall take place through the payment of all amounts due under this Agreement to the Replaceable Lender and the execution of such instruments and documents as shall, in the reasonable opinion of the Administrative Agent, be reasonably necessary or appropriate for the Assuming Lender or New Lender to assume in full the Commitments of the Replaceable Lender (including, without limitation, the issuance of new Notes and the execution of an amendment hereto making any New Lender a party hereto). In the event no Assuming Lender or New Lender agrees to assume in full the Commitments of the Replaceable Lender, then such Replaceable Lender shall remain a party hereto and its Commitments shall remain in effect.

SECTION 3.     FEES, PREPAYMENTS, TERMINATIONS, AND APPLICATIONS.

     Section 3.1.   Fees.

     (a) Commitment Fee. For the period from and including the date hereof to but not including the Termination Date, the Company shall pay to the Administrative Agent for the account of the Lenders a commitment fee at the rate equal to the Applicable Margin (computed on the basis of a year of 360 days for the actual number of days elapsed) on the average daily unused portion of the Available Revolving Credit Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December in each year (commencing December 31, 1998) and on the Termination Date.

     (b) Administrative Agent's Fee. On the date hereof, and on the date occurring on each anniversary of the date hereof when any credit, or commitment to extend credit, is outstanding hereunder, the Company shall pay to the Administrative Agent, for its own use and benefit, an Administrative Agent's fee in such amount as is mutually agreed to in writing between the Company and the Administrative Agent.

     (c) Letter of Credit Fees. In consideration of the issuance of Letters of Credit, the Company agrees to pay the Administrative Agent for the benefit of the Lenders a fee (the "L/C Participation Fee") at a rate per annum equal to the Applicable Margin for LIBOR Portions (computed on the basis of a 360 day year and actual days elapsed) of the face amount for each Letter of Credit issued for the account of the Company hereunder. In addition, the Company shall pay the Administrative Agent for its own account (x) a fee (the "L/C Issuance Fee") in the amount equal to one-eighth of one percent (0.125%) of the stated amount of each standby Letter of Credit issued hereunder, and
(y) such drawing, negotiation, amendment and other administrative fees in connection with each L/C as may be established by the Administrative Agent from time to time (the "L/C Administrative Fee"). All L/C Issuance Fees and L/C Participation Fees shall be payable quarterly in arrears on the last day of each March, June, September and December commencing December 31, 1998 and on the Termination Date, and all L/C Administrative Fees shall be payable on the date of issuance of each Letter of Credit hereunder and on the date required by the Administrative Agent.

     (d) Audit Fees. The Company shall pay to the Administrative Agent for its own use and benefit charges for audits of the Collateral performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits, but that in any event such charges for audit personnel shall not exceed a rate of $500 per man day plus reimbursement for out-of-pocket costs and expenses); provided, however, that in the absence of any Default or Event of Default, the Company shall not be required to reimburse the Administrative Agent for more than three (3) such Collateral audits per calendar year.

     Section 3.2. Voluntary Prepayments. In addition to such other prepayments of the Notes resulting from the application of proceeds of the Collateral required by Section 4.2 hereof, the Company shall have the privilege of making additional prepayments of the Notes in whole or in part (but if in part, then in a minimum amount of $100,000) at any time upon notice from the Company to the Administrative Agent no later than 11:00 a.m. (Chicago time) on the date of such prepayment (such notice if received subsequent to 11:00 a.m. (Chicago time) on a given day to be treated as though received at the opening of business on the next Business Day), which shall promptly so notify the Lenders, by paying to the Administrative Agent for the account of the Lenders
(i) the principal amount to be prepaid, (ii) if such a prepayment prepays a Class of Notes in full, accrued interest on such Class of Notes to the date of prepayment plus (in the case of such a prepayment of the Revolving Credit Notes in full and is accompanied by the termination in whole of the Revolving Credit Commitments), any commitment fee which has accrued and is unpaid plus any amounts due to the Lenders under Section 3.4 hereof, (iii) any amounts due to the Lenders under Section 2.9 hereof.

     Section 3.3. Mandatory Prepayments. (a) Borrowing Base. The Company covenants and agrees that if at any time the then unpaid principal balance of the Revolving Credit Notes and the L/C Obligations then outstanding shall be in excess of the Borrowing Base as then determined and computed, the Company shall immediately and without notice or demand pay over the amount of the excess to the Administrative Agent for the account of the Lenders as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Credit Loans until payment in full thereof with any remaining balance to be held by the Administrative Agent as collateral security for the L/C Obligations.

     (b) Available Revolving Credit Commitment. The Company covenants and agrees that if at any time the then unpaid principal balance of the Revolving Credit Notes and the L/C Obligations then outstanding shall be in excess of the sum of the Available Revolving Credit Commitment, the Company shall immediately and without notice or demand pay over the amount of the excess to the Administrative Agent for the account of the Lenders as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Revolving Credit Loans until payment in full thereof with any remaining balance to be held by the Administrative Agent as collateral security for the L/C Obligations.

     (c) Equity Offering. Within five (5) Business Days of receipt by the Parent or the Company of cash proceeds from any public offering or private placement of any capital stock or other equity of the Parent or the Company (other than (i) any sale of capital stock of the Parent or the Company pursuant to an employee stock ownership plan,
(ii) any issuance of capital stock of the Parent or the Company to growers used by the Company pursuant to incentive plans to enhance the Company's supply arrangements, and (iii) any sale of capital stock of the Parent or the Company pursuant to a dividend reinvestment plan for its employees, producers and directors), the Company shall prepay the Term Loan in an amount equal to the lesser of (x) 100% of the gross cash proceeds of such issuance (net of underwriting discounts and commissions and any other costs and expenses directly incurred and payable in connection therewith) or (y) the aggregate amount of the Term Loans then outstanding. Each such prepayment shall be applied to the remaining installments of the Term Loan in the inverse order of maturity.

     (d) Mandatory Prepayments out of Asset Sale Proceeds. Any and all proceeds derived from the sale or disposition (whether voluntary or involuntary), or on account of the damage or destruction, of the real estate, furniture, fixtures, equipment or other fixed assets of the Parent, the Company and any Subsidiary shall be paid over to the Administrative Agent as and when received by the Parent, the Company or any Subsidiary, as applicable, as and for a mandatory prepayment on the Term Credit Notes until payment in full thereof; provided, however, that if at the time of receipt of such proceeds no amount is outstanding under the Term Credit Notes such payment or excess (as appropriate) shall be applied to the Revolving Credit Notes until payment in full thereof, with any remaining balance to be held by the Administrative Agent as collateral security for the Obligations owing under the Applications; provided further, however, that (i) the foregoing provisions shall be inapplicable to funds received by the Administrative Agent under the Collateral Documents if and so long as, pursuant to the terms of the Collateral Documents, the same are to be held by the Administrative Agent and disbursed for the restoration, repair or replacement of the property in respect of which such proceeds were received, (ii) no prepayment shall be required with respect to up to $1,000,000 of proceeds received in any calendar year (such $1,000,000 amount in each such year being hereinafter referred to as the "sales basket" for such year) from the sale or other disposition or the loss of real estate, equipment, furniture and fixtures (with (x) any proceeds of any sale, disposition or loss in each case payable on a deferred basis to be deemed received for purposes of determining the amount of such proceeds which are exempt from prepayment under this clause (ii) as if they were all received concurrent with such disposition or loss (it being understood that any such deferred proceeds received in years subsequent to the year of such sale, loss or disposition do not count against the sales basket in such subsequent years) and (y) the deferred proceeds so exempted, and permitted to be retained by the Company, to be the first so received up to such amount) and (iii) no prepayment shall be required with respect to proceeds received from the sale, damage or destruction of any such assets subject to liens permitted by Section 8.13(e) hereof which are prior to the liens of the Collateral Documents to the extent such proceeds are applied in reduction of the indebtedness permitted by Section 8.12(b) hereof. To the extent that this Section 3.3(d) requires the payment of any such deferred proceeds to the Administrative Agent for the account of the Lenders, such payment shall not be required to be made to the Administrative Agent until such deferred proceeds are actually received by the Parent, the Company or any Subsidiary, as applicable. Nothing contained in this Section shall be interpreted to permit any sale or other disposition of assets not otherwise permitted by the Loan Documents.

     Section 3.4. Terminations of Revolving Credit Commitments. The Company shall have the right at any time and from time to time, to terminate in whole but not in part the Revolving Credit Commitments upon (i) thirty (30) days' prior notice to the Administrative Agent (which shall promptly so notify the Lenders), (ii) the payment in full of all outstanding Obligations (including, without limitation, the outstanding principal balance of the Revolving Credit Loans, all accrued and unpaid interest thereon, any accrued and unpaid fees to the date of termination and any amount due under Section 2.9 hereof),
(iii) the payment of any prepayment premium required pursuant to the terms of this Agreement, and (iv) the expiration or termination of all Letters of Credit and, to the extent any such Letter of Credit has not expired in accordance with its terms or otherwise been terminated to the satisfaction of the Lenders, accompanied by collateral security in form and in such amounts as shall be satisfactory to the Lenders in their sole discretion. Any termination of the Revolving Credit Commitments pursuant to this Section 3.4 may not be reinstated.

     (b) At the effective date of any such termination of the Revolving Credit Commitments the Company shall pay a prepayment premium to the Administrative Agent for the ratable benefit of the Lenders, as liquidated damages for the loss of bargain and not as a penalty, in an amount equal to the sum set forth below for the effective date of such termination:

For any Effective Date             Prepayment Premium shall be:
of Termination Occurring:

At any time prior to
 November 20, 1999                           $1,500,000

Thereafter through
 May 20, 2000                                $  750,000

At any time thereafter                       $        0


     Section 3.5. Place and Application of Payments. (a) Generally. All payments of principal, interest, fees and all other Obligations payable hereunder and under the other Loan Documents shall be made to the Administrative Agent at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as the Administrative Agent may specify) on the date any such payment is due and payable.
Payments received by the Administrative Agent after 11:00 a.m. (Chicago time) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of any Lender). Except as herein provided (such as, for example, Section 3.6 hereof), all payments shall be received by the Administrative Agent for the ratable account of the Lenders and shall be promptly distributed by the Administrative Agent ratably to the Lenders. Unless the Company directs otherwise or this Agreement provides otherwise, principal payments on a given Class of Notes (including payments made by virtue of the application of proceeds of Collateral under Section 3.5 hereof) shall be first applied to the Domestic Rate Portion of such Notes until payment in full thereof, with any balance applied to the LIBOR Portions of the same Class of Notes in the order in which their Interest Periods expire. All payments and collections received in respect of the Obligations and all proceeds of Collateral received, in each instance, by the Administrative Agent or any of the Lenders, shall be remitted to the Administrative Agent and as and to the extent provided in this Section 3, applied by the Agent to the Obligations the due and payable, with any balance of such proceeds not applied to the Obligations to be held by the Administrative Agent (whether voluntary or required) shall be accompanied by any amount due the Lenders under Section 2.9 hereof, but no acceptance of such a payment without requiring payment of amounts due under Section 2.9 shall preclude a later demand by the Lenders for any amount due them under
Section 2.9 in respect of such payment. Notwithstanding the foregoing, if and so long as no Default or Event of Default has occurred and is continuing, if and to the extent a mandatory prepayment required by Sections 3.3(b), 3.3(c) or 3.3(d) hereof would otherwise be applied against any LIBOR Portion of the relevant Notes, the Company may direct that such prepayment be held in a cash collateral account maintained by the Company with the Administrative Agent pursuant to agreements in form, scope and substance reasonably satisfactory to the Administrative Agent (the "Cash Collateral Account") and not applied to any LIBOR Portion of such Notes until the earlier of (i) the last day of the Interest Period then applicable to such LIBOR Portion or (ii) the occurrence of any Default or Event of Default. The Company hereby grants, and each Guarantor (by its execution of a Guaranty) thereby grants, a lien on the Cash Collateral Account and all earnings thereon as collateral security for the Obligations, it being understood and agreed that at such time as any Default or Event of Default shall occur, the balance of the Cash Collateral Account and earnings thereon may be applied by the Administrative Agent to the Obligations as provided in this Agreement.

     (b) Application of Collateral Proceeds Before Default. Prior to the occurrence of a Default or Event of Default, all proceeds of Collateral received in the Concentration Account within the meaning of
Section 4.2 hereof shall (subject to the other terms of this Agreement) be applied by the Administrative Agent against the outstanding Obligations as follows:

          (i) first, to any outstanding fees, charges and expenses then due the Administrative Agent or the Lenders;

          (ii) second, to outstanding interest charges then due in respect of the Obligations;

          (iii) third, to the outstanding principal balance of the Loans and any liabilities in respect of unpaid drawings under Letters of Credit; and

          (iv) finally, to be applied to, or held as collateral security for, any remaining unpaid or unsatisfied Obligations.

     (c) Application After Default. Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders after the occurrence of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:

          (i) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, and in protecting, preserving or enforcing rights under this Agreement or any of the other Loan Documents, and in any event including all costs and expenses of a character which the Company has agreed to pay under Section 12.4 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

          (ii) second, to the payment of any outstanding interest or other fees or amounts due under this Agreement or any of the other Loan Documents other than for principal, pro rata as among the Administrative Agent and the Lenders in accord with the amount of such interest and other fees or amounts owing each;

          (iii) third, to the payment of the principal of the Notes and any liabilities in respect of unpaid drawings under Letters of Credit, pro rata as among the Lenders in accord with the then respective unpaid principal balances of the Notes and the then unpaid liabilities in respect of unpaid drawings under the Letters of Credit;

          (iv) fourth, to the Administrative Agent and the Lenders pro rata in accord with the amounts of any other indebtedness, obligations or liabilities of the Company owing to them (other than the Hedging Liability) and secured by the Collateral

     Documents unless and until all such indebtedness, obligations and liabilities have been fully paid and satisfied;

          (v) fifth, to the Administrative Agent for the cash collateralization of the entire amount undrawn on the Letters of Credit, with amounts to be so remitted on account of such undrawn Letters of Credit until the Administrative Agent is holding an amount of cash equal to the then outstanding undrawn amount of all such Letters of Credit; and

          (vi) sixth, to the Administrative Agent and the Lenders pro rata in accord with the amounts of any Hedging Liability owing to them unless and until all such Hedging Liability has een fully paid and satisfied; and

          (vii) seventh, to the Company or to whoever the Administrative Agent reasonably determines to be lawfully entitled thereto.

Except as otherwise specifically provided for herein, the Company hereby irrevocably waives the right to direct the application of payments and collections at any time received by the Administrative Agent or any of the Lenders from or on behalf of the Company, and the Company hereby irrevocably agrees that the Administrative Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time by the Administrative Agent or any of the Lenders against the Obligations in the manner described above. In the event that the amount of any Hedging Liability is not fixed and determined at the time proceeds of Collateral are received which are to be allocated thereto, the proceeds of Collateral so allocated shall be held by the Administrative Agent as collateral security until such Hedging Liability is fixed and determined and then the same shall (if and when, and to the extent that, payment of such Hedging Liability is required by the terms of the relevant Hedging Arrangements) be applied to the Hedging Liability.

     The foregoing paragraph to the contrary notwithstanding, if upon the occurrence of an Event of Default the percentages of the Revolving Credit Commitments in use are not identical (whichever of the Revolving Credit Commitments has the highest utilization being herein referred to as the "Overfunded Commitment" and whichever has the lower utilization being hereinafter referred to as the "Underfunded Commitment") (i) payments which pursuant to the foregoing paragraph are to be allocated to the principal of the Notes shall first be applied to the Revolving Credit Notes issued under the Overfunded Commitment until the utilization percentages of the Revolving Credit Commitments are identical and (ii) at the request of either the

Administrative Agent or the Required Lenders (with the Required Lenders computed solely for this purpose as though the Administrative Agent had no Revolving Credit Commitment hereunder) the Lender or Lenders holding the Underfunded Commitment shall purchase from the Lender or Lenders holding the Overfunded Commitment participations in the overfunded Lenders' Loans (and Reimbursement Obligations, if applicable) in an amount such that after giving effect thereto, the percentages of the Revolving Credit Commitments in use are identical. All of the foregoing principles shall be applied as though the Revolving Credit Commitments had not terminated, whether or not such is in fact the case.

     (d) The Company hereby irrevocably authorizes the Administrative Agent and any Lender to charge any of the Company's deposit accounts maintained with the Administrative Agent or such Lender for the amounts from time to time necessary to pay any then due Obligations; provided that the Company acknowledges and agrees that neither the Administrative Agent nor any Lender shall be under an obligation to do so and neither the Administrative Agent nor any Lender shall incur any liability to the Company or any other Person for the Administrative Agent's or such Lender's failure to do so.

     Section 3.6. Weekly Settlement. (a) In order to minimize the frequency of transfers of funds between the Administrative Agent and each Lender, advances and repayments of Loans will be settled according to the procedures described in this Section 3.6. The Administrative Agent shall, once every seven (7) days, or sooner, if so elected by the Administrative Agent in its discretion, but in each case on a Business Day, (each such day being a "Settlement Date"), distribute to each Lender a statement (the "Administrative Agent's Report") disclosing as of the immediately preceding Business Day, the aggregate unpaid principal balance of Revolving Credit Loans outstanding as of such date (including Revolving Credit Loans made by the Administrative Agent under Section 3.6(e) hereof), repayments and prepayments of principal received from the Company with respect to the Revolving Credit Loans since the immediately preceding Administrative Agent's Report, additional Revolving Credit Loans made to the Company since the date of the immediately preceding Administrative Agent's Report and the Company's Borrowing Base as of the most recent determination thereof. Each Administrative Agent's Report shall disclose the net amount (the "Settlement Amount") due to or due from the Lenders to effect a Settlement of any Revolving Loan and the calculations therefor. The Administrative Agent's Report submitted to a Lender shall be prima facie evidence of the amount due to or from such Lender to effect a Settlement of any Revolving Loan. If the Administrative Agent's Report discloses a net amount due from the Administrative Agent to any Lender to effect the Settlement of a Revolving Loan, the Administrative Agent, concurrently with the delivery of the Administrative Agent's Report to the Lenders, shall transfer, by wire transfer or otherwise, such amount to such Lender in funds immediately available to such Lender, in accordance with such Lender's instructions. If the Administrative Agent's Report discloses a net amount due to the Administrative Agent from any Lender to affect the Settlement of any Revolving Loan, then such Lender shall wire transfer such amount, in funds immediately available to the Administrative Agent, as instructed by the Administrative Agent. Such net amount due from a Lender to the Administrative Agent shall be due on the Settlement Date if such Administrative Agent's Report is received before 12:00 noon (Chicago time) and such net amount shall be due on the first Business Day following the Settlement Date if such Administrative Agent's Report is received after 12:00 noon (Chicago time). Notwithstanding the foregoing, payments actually received by the Administrative Agent with respect to the following items shall be distributed by the Administrative Agent to each Lender as follows:

          (i) any principal payment of a LIBOR Portion that is not converted or continued will be paid to the Lenders by the Administrative Agent on the same day as received;

               (ii) as soon as possible, but in any event, within one Business Day after receipt thereof by the Administrative
     Agent, payments applicable to interest on the Revolving
     Credit Loans shall be paid to each Lender in proportion to its pro rata share of such Revolving Credit Loans, subject to any adjustments for any Revolving Credit Loans made by the Administrative Agent under Section 3.6(e) hereof so that the Administrative Agent alone shall receive interest on the Revolving Credit Loans so made until Settlement with such Lender on such Revolving Credit Loans and each Lender shall only receive interest on the amount of funds actually advanced by such Lender.
     Each Lender's share of interest    accruing each day on the
     Revolving Credit Loans shall be based on such Lender's Daily Loan Balance. For purposes hereof, the term "Daily Loan Balance" shall mean as of any day for any Lender, an amount calculated as of the end of that day by subtracting (a) the cumulative principal amount paid by the Administrative Agent to such Lender on account of Revolving Credit Loans from the date of the initial extension of credit under this Agreement (the "Closing Date") through and including the date as of which the Daily Loan Balance is being determined from (b) the cumulative principal amount advanced by such Lender to the Administrative Agent for the benefit of the Company to fund Revolving Credit Loans made on and after the Closing Date through and including such date of determination; and

          (iii) as soon as possible, but in any event, within one
     Business Day after receipt thereof by the Administrative
     Agent, payments applicable to principal of and interest on the

     Term Loan, the fees set forth in Sections 1.4(a) and 3.1 hereof and expenses payable under this Agreement, shall in each case be paid to each Lender as set forth in the applicable Section hereof.

     (b) All funds advanced to the Company by the Administrative Agent or a Lender pursuant to this Section 3.6 shall for all purposes be treated as a Revolving Loan or Term Loan, as appropriate, made by such Lender against the appropriate Note of such Lender and all funds received by any Lender pursuant to this Section 3.6 for all purposes be treated as a repayment of amounts owed with respect to Loans made by such Lender against the appropriate Note of such Lender.

     (c) In the event that any bankruptcy, reorganization, liquidation, receivership or similar cases or proceedings in which the Company is a debtor, prevent the Administrative Agent or any Lender from making any Revolving Loan to effect a Settlement contemplated hereby, the Administrative Agent or such Lender, as the case may be, will make such dispositions and arrangements with the other Lenders with respect to such Loans, either by way of purchase of participations, distribution, pro tanto assignment of claims, subrogation or otherwise, as shall result in each Lender's share of the outstanding Loans being equal, as nearly as may be, to the percentage which such Lender's Revolving Credit Commitment bears to the Revolving Credit Commitments of all the Lenders.

     (d) Payments to effect a Settlement shall be made without setoff, counterclaim or reduction of any kind. The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place the amount of the Settlement Amount due from such Lender (i) shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender's Settlement Amount and (ii) shall not impose upon such other Lender any liability with respect to such failure or refusal or otherwise increase the Revolving Credit Commitment or Term Credit Commitment of such other Lender.

     (e)  Notwithstanding the notice requirements set forth in Section
1.5 above, but otherwise in accordance with the terms and conditions of this Agreement, the Administrative Agent may, in its sole discretion without conferring with the Lenders but on their behalf, make Loans in an amount requested by the Company. Any such Loans so funded by the Administrative Agent shall be deemed Loans made by the Administrative Agent under its Revolving Credit Commitment, except for purposes of Section 3.1(a) hereof. Each Lender's obligation to fund its portion of any such Loan made by the Administrative Agent will commence on the date such Loan is actually so made by the Administrative Agent. However, until the date on which the Settlement of such Loan is required in accordance with this Section 3.6 above, such obligation of the Lender shall be satisfied by the Administrative Agent's making of such Loan. The Company acknowledges and agrees that the making of such Loans by the Administrative Agent under this
Section 3.6(e) shall, in each case, be subject in all respects to the provisions of this Agreement as if each such Loan were made in response to a notice requesting such Loan made in accordance with
Section 1.5 hereof, including without limitation the limitations set forth in Section 1.1 hereof and the requirements of Section 3.3 hereof. All actions taken by the Administrative Agent pursuant to the provisions of this Section 3.6(e) shall be conclusive and binding on the Company in the absence of manifest error. Any Loans made by the Administrative Agent pursuant to this Section shall constitute the Domestic Rate Portion of the Revolving Credit Notes unless and until converted in accordance with the provisions of this Agreement. Notwithstanding anything herein to the contrary, prior to the Settlement with any Lender of any Loan funded by the Administrative Agent under this Section, interest payable on such Loan otherwise allocable to such Lender shall be for the sole account of the Administrative Agent and payment of principal on such Loan otherwise allocable to such Lender shall be for the sole account of the Administrative Agent.

     Section 3.7. Computation of Obligations Outstanding. For the purpose of calculating the aggregate principal balance of Obligations outstanding hereunder, Obligations shall be deemed to be paid on the date payments or collections, as the case may be, are applied by the Administrative Agent to such Obligations; provided, however, for purposes of calculating interest payable by the Company on the Loans and on any other interest-bearing Obligations under this Agreement, any payment or collection of the Obligations by virtue of the application of proceeds of Collateral pursuant to Section 3.5 hereof, as the case may be, shall be deemed to be applied to the Loans or other interest-bearing Obligations two (2) Business Days after receipt of such payment or collection by the Administrative Agent (any additional amount payable by the Company solely by virtue of this deemed application to be paid to and retained by the Administrative Agent for its sole account as an administrative fee, with the Lenders to have no right to any share thereof) further provided, however, that each payment or collection received by wire or ACH transfer directly to the Concentration Account maintained with the Administrative Agent as contemplated by Section 3.5 hereof shall be deemed applied on the date of the Administrative Agent's receipt of such transfer. The Administrative Agent shall apply all payments and collections received in respect of the Obligations, and all proceeds of Collateral, in each case received by the Administrative Agent, in reduction of the Obligations promptly after the Administrative Agent deems such sums collected in good funds in accordance with its then standard criteria for determining availability of funds. Notwithstanding the foregoing, if any item credited by the Administrative Agent in reduction of the Obligations is not honored, the Administrative Agent may reverse any provisional credit which has been given for the item and make appropriate adjustments to the amount of interest and principal otherwise due hereunder.

     Section 3.8. Notations. All Loans made against a Note, the status of all amounts evidenced by a Note as constituting part of the Domestic Rate Portion or a LIBOR Portion, and, in the case of any LIBOR Portion, the rates of interest and Interest Periods applicable to such Portions shall be recorded by each Lender on its books and records or, at its option in any instance, endorsed on a schedule to its Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by such Lender shall be prima facie evidence in any court or other proceeding brought to enforce such Note of the principal amount remaining unpaid thereon, the status of the Loans evidenced thereby and the interest rates and Interest Periods applicable thereto; provided that the failure of a Lender to record any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay the principal amount of each Note together with accrued interest thereon. Prior to any negotiation of a Note, a Lender shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the applicable Domestic Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the rates of interest and the Interest Periods applicable thereto.

SECTION 4.     COLLATERAL AND GUARANTIES.

     Section 4.1. Collateral. The payment and performance of the Obligations, as well as any Hedging Liability, shall be secured by (i) all of each of the Parent's, the Company's and each Material Subsidiary's now existing or hereafter arising or acquired accounts, general intangibles, inventory, machinery, equipment and all other goods, chattel paper, instruments, documents and certain other assets and property of the Company pursuant to a Security Agreement dated of even date herewith, as the same may be amended, modified or supplemented from time to time (the "Security Agreement") and (ii) all real estate owned by the Parent, the Company or any of the Material Subsidiaries which is used by any such Person as a processing plant, further processing plant, feedmill or hatchery and all the rents, issues and profits thereof, whether now owned or hereafter acquired or arising; provided, however, that until an Event of Default has occurred and is continuing and thereafter until otherwise required by the Required Lenders or the Administrative Agent, (i) liens need not be perfected on copyrights, trademarks, patents and licenses thereof having a fair market value of less than $250,000 in any instance and

$250,000 in the aggregate, (ii) liens need not be perfected on notes receivable having a fair market value of less than $250,000 in any instance and $250,000 in the aggregate, and (iii) liens on vehicles which are subject to a certificate of title law need not be noted on the certificate of title. The Liens on the Collateral shall be granted to the Administrative Agent for the ratable account of the Lenders and shall be valid and perfected first liens subject, however, to the proviso appearing at the end of the immediately preceding sentence and Permitted Liens. Notwithstanding anything to the contrary contained herein, in no event will any of the Collateral described above be deemed to include (a) any interest in copyrights, trademarks, patents or similar intangibles licensed to the Company, any Guarantor or any Subsidiary from any third party (other than the Company or any of its Affiliates) to the extent that the granting of a security interest or lien therein is prohibited by the license or other agreement(s) pursuant to which such the Company or such Guarantor or Subsidiary holds such interest and such prohibition has not been or is not waived or the consent of the applicable party has not been or is not obtained, (b) any interest in contracts and contracts rights thereunder (other than Accounts arising therefrom) to the extent that the granting of a security interest or lien therein is prohibited by such contract and such prohibition has not been or is not waived or the consent of the applicable party has not been or is not obtained, (c) any interests in equipment owned by the Company or any Subsidiary which is subject to a Purchase Money Lien in favor of any third party (other than the Company or any of its Affiliates) to the extent the granting of a security interest or lien therein is prohibited by the agreement(s) pursuant to which such equipment is financed and such prohibition has not been or is not waived or the consent of the applicable party has not been or is not obtained and
(d) any interests in any leases or licenses to use property under which the Company, any Guarantor or any Material Subsidiary is lessee or licensee and a Person other than the Company, any Guarantor or an Affiliate of such Person is lessor or licensor to the extent the granting of a security interest or lien therein is prohibited by the agreement(s) pursuant to which such property is leased and such prohibition has not been or is not waived or the consent of the applicable party has not been or is not obtained.

     Section 4.2. Collateral Proceeds. The Company agrees to make such arrangements as shall be necessary or appropriate to assure (through the use of one or more lock boxes under the sole control of the Administrative Agent) that all proceeds of the Collateral are deposited (in the same form as received) in one or more remittance accounts at least one of which is maintained with the Administrative Agent but the others of which may be maintained with any commercial bank acceptable to the Administrative Agent if and so long as it remains under the control of the Administrative Agent, each such account to constitute a special restricted account (each such special restricted account with a commercial bank other than the Administrative Agent to be referred to hereinafter as a "Blocked Account" and the special restricted account maintained with the Administrative Agent to be referred to herein as the "Concentration Account"). Each commercial bank at which a Blocked Account is maintained must provide its written acknowledgement and agreement in form and substance reasonably satisfactory to the Administrative Agent that funds deposited in such Blocked Account represent proceeds of the Collateral, that such commercial bank agrees to hold such funds as the Administrative Agent's bailee subject to the Administrative Agent's direction and control and that such commercial bank agrees to wire transfer to the Concentration Account on a daily basis all amounts on deposit in the Blocked Account as and when such commercial bank deems such amounts to constitute collected funds in accordance with its customary practices regarding funds availability. Any proceeds of Collateral received by the Company shall be held by the Company in trust for the Administrative Agent and the Lenders in the same form in which received, shall not be commingled with any assets of the Company, and shall be delivered immediately to the Administrative Agent (together with any necessary endorsements thereto) for deposit into the Concentration Account. The Company acknowledges that the Administrative Agent has (and is hereby granted to the extent it does not already have) a Lien on the Blocked and Concentration Accounts and all funds contained therein for the ratable benefit of the Lenders to secure the Obligations. No amounts deposited in the Blocked or Concentration Accounts shall be released to the Company, but shall instead be applied to, or otherwise held as collateral security for, the outstanding Obligations as set forth in Section 3 hereof, it being understood and agreed that the Company notwithstanding such application shall have the right to obtain additional Loans and Letters of Credit under this Agreement subject to the terms and conditions hereof.

     Section 4.3. Guaranties from Subsidiaries. The payment and performance of the Obligations, as well as any Hedging Liability, shall at all times be jointly and severally guaranteed by each Material Subsidiary pursuant hereto or pursuant to a Guaranty issued by such Subsidiary. In the event any Material Subsidiary is hereafter acquired or formed, the Company shall also cause such Subsidiary to execute such Collateral Documents (having terms and conditions substantially similar to those executed by the Company and its Subsidiaries in connection with the initial Loans under this Agreement) as the Administrative Agent may then require granting the Administrative Agent for the benefit of the Lenders a security interest in and lien on the assets of such Subsidiary as collateral security for the Notes and the other Obligations and any Hedging Liability, together with such other instruments, documents, certificates and opinions required by the Administrative Agent in connection therewith.

     Section 4.4. Release of Collateral from De Minimus Sales. Notwithstanding anything in any Loan Document to the contrary, the Administrative Agent shall release from the liens of the Collateral Documents any real estate, furniture, fixtures, equipment or other fixed assets of the Parent, the Company or any Subsidiary aggregating not more than $3,500,000 in fair market value in any calendar year which were sold or otherwise disposed of at arms length to an unaffiliated third party if, and only if, (i) any payment required by
Section 3.3(d) hereof on account of such sale or other disposition shall have been made and (ii) at the time of such sale or other disposition and immediately after giving effect thereto, no Default or Event of Default shall occur or be continuing.

     Section 4.5. Further Assurances. The Company covenants and agrees that it shall, and shall cause each Material Subsidiary to, comply with all the terms and conditions of each of the Collateral Documents and that it shall, at any time and from time to time as reasonably requested by the Administrative Agent or the Required Lenders, execute and deliver such further instruments and do such acts and things as the Administrative Agent or the Required Lenders may reasonably deem necessary or desirable to provide for or protect or perfect the Lien of the Administrative Agent in the Collateral.

SECTION 5.     DEFINITIONS; INTERPRETATION.

     Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

     "Adjusted LIBOR" means a rate per annum determined by the Administrative Agent in accordance with the following formula:

          Adjusted LIBOR =    _________LIBOR_________
                              100%-Reserve Percentage

     "Reserve Percentage" means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. "LIBOR" means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR

Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by the Administrative Agent for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Administrative Agent during such Interest Period. "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the date two Business Days before the commencement of such Interest Period. "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Banker's Association Interest Settlement Rates for U.S. Dollar deposits). Each determination of LIBOR made by the Administrative Agent shall be conclusive and binding on the Company and the Lenders absent manifest error.

     "Administrative Agent" means Harris Trust and Savings Bank and any successor thereto appointed pursuant to Section 10.1 hereof.

     "Affiliate" means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. The term Affiliate shall not include, in the case of the Parent, Pioneering Management Corporation.

     "Agreement" means this Credit Agreement, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

     "Applicable Margin" shall mean, with respect to the commitment fee and each type of Portion described below, the rate of interest per annum shown below for the range of Leverage Ratio specified below:

               Level I   Level II  Level III Level IV  Level V
               -------   --------  --------- --------  -------
Leverage Ratio < 2.00X    _ 2.00X    _ 2.50X  _ 3.00X  - 3.50X
                             AND       AND       AND
                          < 2.50X    < 3.00X  < 3.50X

Domestic Rate       0%         0%         0%     .25%     .50%
  Portion

LIBOR Portion    1.40%      1.65%      2.00%    2.25%    2.50%

Commitment Fee   .375%      .375%       .50%     .50%     .50%

     Not later than 5 Business Days after receipt by the Administrative Agent of the financial statements called for by Section
8.5 hereof for the last month of the applicable fiscal quarter of the Company, the Administrative Agent shall determine the Leverage Ratio for the applicable period and shall promptly notify the Company and the Lenders of such determination and of any change in the Applicable Margins resulting therefrom. Any such change in the Applicable Margins shall be effective as of the date the Administrative Agent so notifies the Company and the Lenders with respect to all Portions outstanding on such date, and such new Applicable Margins shall continue in effect until the effective date of the next quarterly redetermination in accordance with this Section. Each determination of the Leverage Ratio and Applicable Margins by the Administrative Agent in accordance with this Section shall be conclusive and binding on the Company and the Lenders absent manifest error. The Applicable Margins shall first be adjusted upon receipt of the financial statements for the fiscal quarter ending December 31, 1998. From the date hereof until the Applicable Margins are first adjusted pursuant hereto, the Applicable Margins shall be those set forth in Level V above.

     "Application" is defined in Section 1.4(d) hereof.

     "Approved Contract Growers" shall mean those Persons who, from time to time, hold live chicken and turkey inventory owned by the Company or any Subsidiary under and subject to grower contracts which preserve and in every way maintain the title of the Company or any Subsidiary in and to such inventory to the satisfaction of the Administrative Agent.

     "Assignment Agreement" means an Assignment and Acceptance entered into by a Lender and an assignee in accordance with Section 12.8 hereof substantially in the form of Exhibit E hereto.

     "Authorized Representative" means those persons shown on the list of officers provided by the Company pursuant to Section 7.2(a) hereof or on any update of any such list provided by the Company to the Administrative Agent, or any further or different officer of the Company so named by any Authorized Representative in a written notice to the Administrative Agent.

     "Available Revolving Credit Commitment" means, as to each Lender, the amount of such Lender's Revolving Credit Commitment less the then outstanding principal amount of the Term Loan made by such Lender.

     "Borrowing Base" means, as of any time it is to be determined, the amount (if any) by which (x) the reserves imposed on availability under the Revolving Credit pursuant to Section 1.1 hereof (including without limitation the Hedging Reserve and the Grower Payable Reserve) is exceeded by (y) the sum of:

          (a) 85% of the remainder of the then outstanding unpaid amount of Eligible Accounts less any and all returns, rebates, discounts, credits, allowances, finance charges and/or taxes of any nature at any time issued, owing, available to or claimed by account debtors, granted, outstanding or payable in connection with such Eligible Accounts at such time; plus

          (b) 65% of the value (computed at the lower of market or cost using the first-in/first-out method of inventory valuation applied by the Company in accordance with GAAP) of Eligible Inventory consisting of Feed, Grain and Ingredients Inventory; plus

          (c) 45% of the value (computed at the lower of market or cost using the first-in/first-out method of inventory valuation applied by the Company in accordance with GAAP) of Eligible Inventory consisting of Live Poultry Inventory; plus

          (d) 65% of the value (computed at the lower of market or cost using the first-in/first-out method of inventory valuation applied by the Company in accordance with GAAP) of Eligible Inventory consisting of Processed Inventory;

provided that the Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the certificates to be furnished from time to time by the Company pursuant to this Agreement and, if required by the Administrative Agent pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence required to be furnished to the Administrative Agent pursuant hereto or pursuant to any such Collateral Document.

     "Business Day" means any day other than a Saturday or Sunday on which banks are not authorized or required to close in Chicago, Illinois and, when used with respect to LIBOR Portions, a day on which banks are also dealing in United States Dollar deposits in London, England and Nassau, Bahamas.

     "Capital Expenditures" means, for any period, capital expenditures of the Parent and its Subsidiaries during such period as defined and classified in accordance with GAAP.

     "Capital Lease" means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

     "Capitalized Lease Obligation" means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease determined in accordance with GAAP.

     "Change of Control" means the occurrence of any of the following circumstances:

          (a) any Person or two or more Persons acting in concert acquire beneficial ownership (within the meaning of Rule 13d3 of the Securities Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of equity securities of the Parent (or other equity securities convertible into such equitable securities) representing 25% or more of the combined voting power of all equitable securities of the Parent entitled to vote in the election of directors; or

          (b) during any period of up to 12 consecutive months, whether commencing before or after the date hereof, the membership of the Board of Directors of the Parent changes for any reason (other than by reason of death, disability, or scheduled retirement) so that the majority of the Board of Directors is made up of Persons who were not directors at the beginning of such 12 month period; or

          (c) the Company shall at any time and for any reason cease to be a Wholly-Owned Subsidiary of the Parent.

     "Class of Notes" shall mean the Revolving Credit Notes (taken as a group) and the Term Credit Notes (taken as a group).

     "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

     "Collateral" means all properties, rights, interests and privileges from time to time subject to the Liens granted to the Administrative Agent for the benefit of the Lenders by the Collateral Documents.

     "Collateral Documents" means the Security Agreement, the
Mortgages and all other mortgages, deeds of trust, security agreements, assignments, financing statements and other documents as shall from time to time secure the Obligations.

     "Commitments" means and includes the Revolving Credit Commitments and the Term Credit Commitments.

     "Company" is defined in the introductory paragraph hereof.

     "Consolidated EBITDA" means, with reference to any period, Consolidated Net Income for such period, (a) plus all amounts deducted in arriving at such Consolidated Net Income amount in respect of (i) Interest Expense for such period, (ii) federal, state and local income taxes for such period, (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of the Parent and its Subsidiaries, and (iv) any other non-cash charges as computed in accordance with GAAP and (b) minus all amounts added in arriving at such Consolidated Net Income amount in respect of income generated from the sale of Cassco Ice & Cold Storage, Inc. and the sale of the Company's Goldsboro, North Carolina broiler complex during such period.

     "Consolidated Net Income" means, with reference to any period, the net income (or net loss) of the Parent and its Subsidiaries for such period (excluding any amounts attributable to Cassco Ice & Cold Storage, Inc.) as computed on a consolidated basis in accordance with GAAP, and, without limiting the foregoing, after deduction from gross income of all expenses and reserves, including reserves for all taxes on or measured by income, but excluding any extraordinary profits and also excluding any taxes on such profits.

     "Consolidated Tangible Net Worth" means, as of any time the same is to be determined, (a) the sum of (i) total shareholders' equity (including capital stock, additional paid-in-capital and retained earnings after deducting treasury stock, but excluding minority interests in Subsidiaries) which would appear on the balance sheet of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP and (ii) the principal amount then outstanding on Subordinated Indebtedness, less (b) the sum of (i) the aggregate book value of all assets of the Parent and its Subsidiaries which would be classified as intangible assets under GAAP, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets and (ii) the write-up of assets above cost.

     "Controlled Group" means all members of a controlled group of corporations, partnerships, and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under
Section 414 of the Code.

     "Debt Service" means, with reference to any period, the sum of
(i) the aggregate amount of payments required to be made during such period in respect of principal of all Funded Debt (whether at maturity, as a result of scheduled mandatory sinking fund redemption, scheduled mandatory prepayment or otherwise to the extent regularly scheduled) and (ii) Interest Expense on Funded Debt during such period.

     "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

     "Derivative Agreement" means any agreement (other than grain hedging contracts) with respect to any exchange-traded or over-the-counter transaction, contract, instrument, security, obligations or undertaking of whatever nature that constitutes (in whole or in part) a forward, future, option, swap, cap, collar, floor or combination thereof, or anything similar to any of the foregoing, whether for physical delivery or cash settlement, which is entered into for the purpose of mitigating risk in connection with a commodity price or index.

     "Domestic Rate" means, for any day, the greater of (i) the rate of interest announced by the Administrative Agent from time to time as its prime commercial rate, as in effect on such day; and (ii) the sum of (x) the rate determined by the Administrative Agent to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for the sale to the Administrative Agent at face value of Federal funds in an amount equal or comparable to the principal amount owed to the Administrative Agent for which such rate is being determined, plus (y) 1/2 of 1% (0.5%).

     "Domestic Rate Portions" is defined in Section 2.1(a) hereof.

     "Eligible Accounts" means all accounts receivable of the Company which the Administrative Agent, in its reasonable judgment, deem to be

Eligible Accounts; provided that in no event shall an account receivable be deemed an Eligible Account unless all representations and warranties set forth in the Collateral Documents with respect to such account receivable are true and correct and further provided that such account receivable:

          (a) arises out of the sale by the Company of finished goods inventory delivered to and accepted by, or out of the rendition by the Company of services fully performed by the Company and accepted by, the account debtor on such account receivable and such account receivable otherwise represents a final sale;

          (b) the account debtor on such account receivable is located within the United States of America or, if such right has arisen out of the sale of such goods shipped to, or out of the rendition of services to, an account debtor located in any other country, such right is either (i) supported by insurance issued by the EXIM Bank or any other insurer acceptable to the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent (which in any event shall insure not less than ninety percent (90%) or the face amount of such account receivable and shall be subject to such deductions as are acceptable to the Administrative Agent) or (ii) secured by a valid and irrevocable letter of credit pursuant to which any of the Company or its transferee may draw on a lender reasonably acceptable to the Administrative Agent for the full amount thereof;

          (c) is the valid, binding and legally enforceable obligation of the account debtor obligated thereon and such account debtor is not (i) a Subsidiary or an Affiliate of the Company, (ii) a shareholder, director, officer or employee of the Company or any Subsidiary, (iii) the United States of America, or any state or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, unless the Company has complied with the Assignment of Claims Act or any similar state or local statute, as the case may be, to the satisfaction of the Administrative Agent or such account is a Minor Government Receivable, (iv) a debtor under any proceeding under the United States Bankruptcy Code, as amended, or any other comparable bankruptcy or insolvency law, or (v) an assignor for the benefit of creditors;

          (d) is not evidenced by an instrument or chattel paper unless the same has been endorsed and delivered to the Administrative Agent;

          (e) is an asset of the Company to which it has good and marketable title, is freely assignable, is subject to a perfected, first priority Lien in favor of the Administrative Agent, and is free and clear of any other Lien other than Liens permitted by Section 8.13(a) and (b) hereof;

          (f) is not owing from an account debtor who is also a creditor or supplier of the Company, is not subject to any offset, counterclaim or other defense with respect thereto and, with respect to said account receivable or the contract or purchase order out of which the same arose, no surety bond was required or given in connection therewith;

          (g) is (i) not unpaid more than forty-five (45) days after the original invoice date (which must be not more than five (5) days subsequent to the shipment date);

          (h) is not owed by an account debtor who is obligated on accounts receivable owed to the Company more than 50% of the aggregate unpaid balance of which have been past due for longer than the relevant period specified in subsection (g) above unless the Administrative Agent has approved the continued eligibility thereof;

          (i) would not cause the total accounts receivable owing from any one account debtor (excluding account debtors then approved for such purposes in writing by the Administrative Agent) and its Affiliates to exceed 10% of all Eligible Accounts unless the Administrative Agent has approved the continued eligibility thereof; and

          (j) does not arise from a sale to an account debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis.

     "Eligible Inventory" means all finished goods inventory of the Company (other than packaging, crating and supplies inventory) constituting Live Poultry Inventory, Processed Inventory or Feed, Grain and Ingredients Inventory which in each case the Administrative Agent, in its reasonable judgment, deems to be Eligible Inventory; provided that in no event shall inventory be deemed Eligible Inventory unless all representations and warranties set forth in the Collateral Documents with respect to such inventory are true and correct and such inventory:

          (a) is an asset of the Company to which it has good and marketable title, is freely assignable, is subject to a perfected, first priority Lien in favor of the Administrative Agent for the benefit of the Lenders, and is free and clear of any other Liens other than Liens permitted by Section 8.13(a),
     (b) and (f) hereof;

          (b) is located in the United States and within a jurisdiction in which the Administrative Agent's security interests have attached and are perfected by the filing of financing statements;

          (c) if such Inventory consists of finished goods at cold storage locations which are leased or warehouses not owned by the Company, (i) a landlord's or warehouseman's waiver satisfactory in form and substance to the Administrative Agent shall have been delivered to the Administrative Agent if the aggregate value of Inventory at such location exceeds $100,000, (ii) any such warehouseman is licensed and bonded by the United States Department of Agriculture, (iii) any non-negotiable warehouse receipts or other non-negotiable documents for such inventory are issued in the name of the Company or, alternatively, designate the Administrative Agent directly or by endorsement as the only person to whom or to whose order the warehouseman is legally obligated to deliver such goods and (iv) any negotiable warehouse receipts or other negotiable documents for such inventory are in the possession of the Administrative Agent;

          (d) is not so identified to a contract to sell that it constitutes an account;

          (e) is not obsolete or slow moving, and is of good and merchantable quality free from any defects which might adversely affect the market value thereof; and

          (f) is not subject to the statutory trust established under the Perishable Agricultural Commodities Act or any successor statute thereto;

          (g) if the Inventory consists of eggs, live chicken or live turkeys or other farm products, such Inventory is not deemed to be diseased, out-of-condition and unmerchantable according to standards promulgated by the United States Department of Agriculture or any other federal, state or local governmental agency or any department or division thereof having regulatory authority over the Company or any of Company's assets or activities;

          (h) if the Inventory consists of Feed, Grain and Ingredients Inventory, such Inventory is either (i) located at a Permitted Collateral Location, (ii) in transit between any two Permitted Collateral Locations or (iii) in transit to any Permitted Collateral Location; and

          (i)  if the Inventory is located with an Approved
     Contract Grower, no account payable owed by the Company to such Approved Contract Grower shall be past due for more than fifteen days.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended, or any successor statute thereto.

     "Event of Default" means any event or condition identified as such in Section 9.1 hereof.

     "Feed, Grain and Ingredients Inventory" means that portion of the Company's inventory consisting of feed, grain and feed ingredients for use in the ordinary course of the Company's business.

     "Fixed Charge Coverage Ratio" means, as of any time the same is to be determined, the ratio of (x) Consolidated EBITDA during the four most recently completed fiscal quarters of the Parent minus net cash payments during such period by the Parent, the Company and their Subsidiaries on federal, state and local income taxes (excluding any taxes paid during such period in respect of income received from the sale of Cassco Ice & Cold Storage, Inc. and the Company's Goldsboro, North Carolina broiler complex and in respect of any Net Income attributable to Cassco Ice & Cold Storage, Inc.) minus Capital Expenditures during such period (but in any event excluding (i) up to $7,500,000 of Capital Expenditures being made during the Parent's fiscal year ending on or about June 30, 1999 to convert the Marshville, North Carolina turkey processing plant to a chicken processing plant and (ii) Capital Expenditures to the extent financed with the proceeds of Indebtedness for Borrowed Money (other than the Loans hereunder) permitted by Section 8.12 hereof) minus Restricted Payments during such period to (y) the sum of (i) all Interest Expense incurred during the same such period plus (ii) all payments of principal during such period (whether at maturity as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise, but in any event excluding mandatory prepayments required by virtue of Section 3.3(d) hereof) in respect of Funded Debt.

     "Funded Debt" means, at any time the same is to be determined, the aggregate of all Indebtedness for Borrowed Money of the Parent and the Subsidiaries at such time, plus all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by any Parent or any Subsidiary or which the Parent or any Subsidiary has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Parent or any Subsidiary has otherwise assured a creditor against loss.

     "GAAP" means generally accepted accounting principles as in effect from time to time, applied by the Parent, the Company and the Subsidiaries on a basis consistent with the preparation of the Parent's most recent financial statements furnished to the Lenders pursuant to Section 6.5 hereof.

     "Grower Payable Reserve" shall mean as of any time the outstanding amount of Secured Grower Payables that are more than fifteen days past due.

     "Guarantor" means the Parent and each Subsidiary (other than the Company) that is a signatory hereto or that executes and delivers to the Administrative Agent a Guaranty along with accompanying closing documents required by Section 7.2 hereof.

     "Guaranty" means this Agreement as to Guarantors party hereto and otherwise, a letter to the Agent in the form of Exhibit F hereto executed by a Subsidiary whereby it acknowledges it is party hereto as a Guarantor under Section 11 hereof and also in the case of any Subsidiary not organized under the laws of the United States of any State thereof, such other form of guaranty as shall be reasonably acceptable to the Agent and the Required Lenders.

     "Hedging Liability" shall mean liabilities of the Company to the Lenders or any of them or to any of their Affiliates arising in connection with any Interest Rate Hedging Arrangements entered into by the Company or any Subsidiary with any Lender or any Affiliate of any Lender. Unless and until the amount of the Hedging Liability is fixed and determined, the Hedging Liability shall be deemed to be 4% per annum of the notional amount of the hedge from the date of computation to the date the hedge expires.

     "Hedging Reserve" shall mean as of any time, the amount which the Administrative Agent has then determined to be the aggregate amount of liabilities of the Company and its Subsidiaries then outstanding on Interest Rate Hedging Arrangements if the arrangements contemplated thereby were then terminated. For purposes hereof, the Hedging Reserve attributable to any interest rate swap agreement or forward rate agreement shall equal the product obtained by multiplying (a) the product obtained by multiplying the notional amount set forth in such agreement by the number of years (or portion thereof) equal to the remaining term of such agreement, by (b) 2% (two percent).

     "Indebtedness for Borrowed Money" means for any Person (without duplication) (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than thirty (30) days past the final due date unless and to the extent such payables are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and do not interfere with the conduct of business in the ordinary course),
(iii) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (iv) all Capitalized Lease Obligations of such Person and (v) all obligations of such Person on or with respect to letters of credit, bankers' acceptances and other extensions of credit whether or not representing obligations for borrowed money.

     "Initial Mortgaged Real Estate" means the Company's real estate listed on Schedule 6.19 hereto.

     "Initial Mortgages" means the mortgages and deeds of trust in favor of the Administrative Agent encumbering the Initial Mortgaged Real Estate.

     "Interest Expense" means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and excluding the amortization of debt issuance costs and interest rate hedging instruments) of the Parent and its Subsidiaries for such period determined in accordance with GAAP.

     "Interest Period" means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending one
(1), two (2), three (3) or six (6) months thereafter as selected by the Company in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

          (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a LIBOR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

          (ii) no Interest Period may extend beyond the final maturity date of the Notes; and

          (iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

     "Interest Rate Hedging Arrangement" means any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.

     "L/C Obligations" means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement
Obligations.

     "Lender" means Harris Trust and Savings Bank, the other signatories hereto (other than the Company) and all other lenders becoming parties hereto pursuant to Section 12.8 hereof.

     "Letters of Credit" is defined in Section 1.3 hereof.

     "Leverage Ratio" means, as of any time the same is to be determined, the ratio of (x) Senior Funded Debt as of such date to (y) Consolidated EBITDA during the four most recently completed fiscal quarters of the Parent.

     "LIBOR Portions"  is defined in Section 2.1(a) hereof.

     "Lien" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

     "Limited Grower Payable Liens" means liens arising in favor of any Approved Contract Growers securing Secured Grower Payables, unless such liens secure Secured Grower Payables which are over 15 days past due and aggregate in excess of $1,500,000.

     "Live Poultry Inventory" means that portion of the Company's inventory consisting of turkey and chicken eggs, live chickens and live turkeys in each case ready for sale or use (such as breeder stock) in the ordinary course of the Company's business.

     "Loan Documents" means this Agreement, the Notes, the Applications and the Collateral Documents and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

     "Loans" means and includes the Revolving Credit Loans and the Term Loans.

     "Material Plan" is defined in Section 9.1(h) hereof.

     "Material Subsidiary" means (i) each Subsidiary whose consolidated total assets (directly and together with its subsidiaries), as of the close of the current or any subsequent fiscal year of the Parent for which audited financial statements are available, were greater than 1% of consolidated total assets of the Parent and its Subsidiaries (as determined in accordance with GAAP) as of any such time, (ii) each Subsidiary whose consolidated gross revenues (directly and together with its subsidiaries), for the current or any subsequent fiscal year of the Company for which audited financial statements are available, were greater than 1% of consolidated total gross revenues of the Parent and its Subsidiaries (as determined in accordance with GAAP) for any such year and (iii) each Subsidiary which becomes a Material Subsidiary by reason of the following proviso; provided, however, each Subsidiary which would (but for the application of this proviso to such Subsidiary) constitute a Non-Material Subsidiary with the greatest consolidated total assets shall constitute a Material Subsidiary if (i) the consolidated gross revenues of such Subsidiary (directly and together with its subsidiaries, when taken together with the consolidated gross revenues of all other Non-Material Subsidiaries (directly and together with their respective subsidiaries), in each case as of the close of the current or any subsequent fiscal year of the Parent for which all audited financial statements are available, equal or exceed 5% of consolidated gross revenues of the Parent and its Subsidiaries (as determined in accordance with GAAP) as of any such time or (ii) the consolidated total assets of such Subsidiary (directly and together with its subsidiaries), when taken together with the consolidated total assets of all other Non-Material Subsidiaries (directly and together with their respective subsidiaries), in each case as of the close of the current or any subsequent fiscal year of the Parent for which audited financial statements are available, equal or exceed 5% of consolidated total assets of Parent and its Subsidiaries (as determined in accordance with GAAP) as of such date. Once a Subsidiary is a Material Subsidiary, it shall remain a Material Subsidiary unless and until the Required Lenders agree otherwise. Notwithstanding the foregoing, Rockingham Poultry, Inc., a foreign sales corporation organized under the laws of the U.S. Virgin Islands (the "Company's FSC"), shall not constitute a Material Subsidiary if and so long as (i) the Company's FSC at no time generates or holds any accounts receivable, (ii) the sole source of revenue and sole asset of the Company's FSC is income from commissions payable to it by the Company and (iii) the Company's liability for such commissions is at no time paid in cash, but rather is offset by charges to the Company's FSC for management, accounting and administrative services provided by the Company to the Company's FSC.

     "Non-Material Subsidiary" means any Subsidiary which is not a Material Subsidiary.

     "Notes" means and includes the Revolving Credit Notes and the Term Credit Notes.

     "Obligations" means all obligations of the Company to pay principal and interest on the Loans, all Reimbursement Obligations, all fees and charges payable hereunder, and all other payment obligations of the Company arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

     "Parent" means WLR Foods, Inc., a Virginia corporation.

     "PBGC" means the Pension Benefit Guaranty Corporation or any
Person succeeding to any or all of its functions under ERISA.

     "Permitted Collateral Location" shall have the meaning assigned to such term in the Security Agreement.

     "Permitted Liens" means the Liens permitted pursuant to Section
8.13 hereof.

     "Person" means an individual, partnership, corporation, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

     "Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (i) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group, or
(ii) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

     "Portion" is defined in Section 2.1(a) hereof.

     "Prior Credit Agreement" means that certain Revolving Credit Agreement dated as of February 25, 1998 by and among the Parent, the Company, Cassco Ice & Cold Storage, Inc., Wampler Supply Company, Inc., Valley Rail Service, Inc., the Revolving Credit Lenders referred to therein and First Union National Bank, as agent, as amended from time to time.

     "Prior Lenders" means the Revolving Credit Lenders under the
Prior Credit Agreement.

     "Processed Inventory" means that portion of the Company's inventory consisting of dressed chicken, dressed turkey, and other finished meat products which are ready for sale in the ordinary course of the Company's business.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "Purchase Money Liens" means those Liens described in Section
8.13(e).

     "Reimbursement Obligation" is defined in Section 1.4(d) hereof.

     "Required Lenders" means, as of the date of determination thereof, those Lenders holding at least 66-2/3% of the Commitments or, in the event that no Commitments are outstanding hereunder, holding at least 66-2/3% in aggregate principal amount of the Loans and credit risk on the Letters of Credit outstanding hereunder.

     "Restricted Payments" means, for any period for which the same is to be determined, the sum of all dividends on the capital stock of the Company (other than dividends payable solely in its capital stock), all direct or indirect purchases, redemptions, acquisitions or retirements of capital stock of the Company.

     "Revolving Credit" is defined in Section 1.1 hereof.

     "Revolving Credit Commitments" means the commitments of the Lenders to extend credit hereunder in the amounts set forth opposite their signatures hereto under the heading "Revolving Credit
Commitment" and opposite their signatures on Assignment Agreements delivered pursuant to Section 12.8 hereof under the heading
"Commitment", as such amounts may be reduced pursuant hereto.

     "Revolving Credit Loan" is defined in Section 1.2 hereof.

     "Revolving Credit Note" is defined in Section 1.2 hereof.

     "Secured Grower Payables" shall mean all amounts owed from time to time by the Company or any Guarantor to any Person on account of products or services if the Administrative Agent or Required Lenders reasonably determines that such Person is entitled to the benefits of any grower's or producer's lien, statutory trust or similar security arrangements to secure the payment of any amounts owed to such Person, including without limitation the Packers and Stockyards Act, Va. Code SEC 43-32, and/or other comparable state statute.

     "Security Agreement" is defined in Section 4.1 hereof.

     "Senior Funded Debt" means all Funded Debt other than
Subordinated Indebtedness.

     "Settlement" means as of any time, the making of, or the receiving of payments, in immediately available funds, by the Lenders, to the extent necessary to cause each Lender's actual share of the outstanding amount of Revolving Credit Loans (after giving effect to any Loan to be made on such day) to be equal to such Lender's ratable share (as hereinafter set forth) of the Loans then outstanding (after giving effect to any Loan to be made on such day), in any case where, prior to such event or action, such Lender's actual share of the Loans is not so equal. For purposes hereof, a Lender's "ratable share" of the outstanding Loans as of any time shall be a fraction of the Loans then outstanding, the numerator of which is such Lender's Revolving Credit Commitment, and the denominator of which is the Revolving Credit Commitments of all the Lenders.

     "Settlement Amount" is defined in Section 3.6 hereof.

     "Settlement Date" is defined in Section 3.6 hereof.

     "Subordinated Indebtedness" means any Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions approved in writing by the Administrative Agent and Required Lenders, pursuant to documentation, containing interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in each case in form and substance satisfactory to the Administrative Agent and Required Lenders in their discretion.

     "Subsidiary" means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by the Company or the Parent, by one or more of its Subsidiaries, or by the Company, the Parent and/or one or more of its Subsidiaries.

     "Term Credit" is defined in Section 1.3 hereof.

     "Term Credit Commitment" means the commitments of the Lenders to extend credit under the Term Credit in the amounts set forth opposite their signatures hereto.

     "Term Credit Note" is defined in Section 1.3 hereof.

     "Term Loan" is defined in Section 1.3 hereof.

     "Termination Date" means November 20, 2001, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 3.4, 9.2 or 9.3 hereof.

     "Unfunded Vested Liabilities" means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

     "Welfare Plan" means a "welfare plan" as defined in Section 3(1) of ERISA.

     "Wholly-Owned Subsidiary" means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors' qualifying shares as required by law) or other equity interests are owned by the Company and/or one or more Wholly-Owned Subsidiaries within the meaning of this definition.

     "Year 2000 Problem" means any significant risk that computer hardware, software, or equipment containing embedded microchips essential to the business or operations of the Parent, the Company and their Subsidiaries taken as a whole will not, in the case of dates or time periods occurring after December 31, 1999, function at least as efficiently and reliably as in the case of times or time periods occurring before January 1, 2000, including the making of accurate leap year calculations.

     Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

SECTION 6.     REPRESENTATIONS AND WARRANTIES.

     Each of the Parent and the Company represents and warrants to the Administrative Agent and the Lenders as follows:

     Section 6.1. Organization and Qualification. The Parent, the Company and each Subsidiary is duly organized, validly existing and in good standing as a corporation under the laws of its state of incorporation, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying except where the failure to be so licensed or qualified would not have a material adverse effect on the financial condition, Properties, business or operations of the Parent, the Company and their Subsidiaries taken as a whole.

     Section 6.2. Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying except where the failure to be so licensed or qualified would not have a material adverse effect on the financial condition, Properties, business or operations of the Parent, the Company and their Subsidiaries taken as a whole. Schedule
6.2 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Parent, the Company and the Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. Each Material Subsidiary is a Guarantor. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 6.2 as owned by the Parent, the Company and their Subsidiaries taken as a whole are owned, beneficially and of record, by the Parent, the Company or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

     Section 6.3. Corporate Authority and Validity of Obligations. The Parent, the Company and each Subsidiary has full right and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to grant to the Administrative Agent the Liens described in the Collateral Documents, and to perform all of its obligations hereunder and under the other Loan Documents. The Loan Documents delivered by the Parent, the Company and each Subsidiary have been duly authorized, executed and delivered by the Parent, the Company and each Subsidiary and constitute valid and binding obligations of the Parent, the Company and each Subsidiary enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Parent, the Company or any Subsidiary of any of the matters and things herein or therein provided for, contravene or constitute a default in any material respect under any provision of law or any judgment, injunction, order or decree binding upon the Parent, the Company or any Subsidiary or any provision of the charter, articles of incorporation or by-laws of the Parent, the Company or any Subsidiary or any covenant, indenture or agreement of or affecting the Parent, the Company or any Subsidiary or any of their respective Properties, or result in the creation or imposition of any Lien on any Property of the Parent, the Company or any Subsidiary.

     Section 6.4. Use of Proceeds; Margin Stock. The Company shall use the proceeds of the Loans and other extensions of credit made available hereunder solely for its general working capital purposes and for such other legal and proper purposes as are consistent with all applicable laws, the Company's charter, articles of incorporation and by-laws, resolutions of the Company's board of directors, and the terms of this Agreement. Neither the Company nor any Guarantor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

     Section 6.5. Financial Reports. The balance sheet of the Parent and its Subsidiaries as at June 27, 1998 and the related statements of income, retained earnings and cash flows of the Parent and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of KPMG Peat Marwick, independent public accountants, and the unaudited interim balance sheet of the Parent and its Subsidiaries as at September 30, 1998 and the related statements of income, retained earnings and cash flows of the Parent and its Subsidiaries for the three (3) months then ended, heretofore furnished to the Lenders, fairly present the financial condition of the Parent, the Company and the Subsidiaries as at said dates and the results of its operations for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis. Neither the Parent, the Company nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.

     Section 6.6. No Material Adverse Change. Since June 27, 1998, there has been no change in the condition (financial or otherwise) or business prospects of the Parent, the Company or any Subsidiary except for the sales of Cassco Ice & Cold Storage, Inc. and the Company's Goldsboro, North Carolina broiler complex and except for those occurring in the ordinary course of business, none of which individually or in the aggregate would have a material adverse effect on the financial condition, Properties, business or operations of the Parent, the Company and their Subsidiaries taken as a whole.

     Section 6.7. Full Disclosure. The statements and information furnished to the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Lenders acknowledging that as to any projections furnished to the Lenders, the Parent and the Company only represents that the same were prepared on the basis of information and estimates the Parent and the Company believed to be reasonable.

     Section 6.8. Good Title. The Parent, the Company and the Subsidiaries each have good and defensible title to their assets as reflected on the most recent consolidated balance sheet of the Parent and its Subsidiaries furnished to the Lenders (except for sales of assets by the Parent and its Subsidiaries in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 8.13 hereof.

     Section 6.9. Litigation and Other Controversies. There is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of the Parent or the Company threatened, against the Parent, the Company or any Subsidiary which if adversely determined would (a) impair the validity or enforceability of, or impair the ability of the Company or any Guarantor to perform its obligations under, this Agreement or any of the other Loan Documents or (b) result in any material adverse change in the financial condition, Properties, business or operations of the Parent, the Company and their Subsidiaries taken as a whole.

     Section 6.10. Taxes. All tax returns required to be filed by the Parent, the Company or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Parent, the Company or any Subsidiary or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid. Neither the Parent nor the Company knows of any proposed additional tax assessment against it or any Subsidiary for which adequate provision in accordance with GAAP has not been made on its accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Parent, the Company and each Subsidiary have been made for all open years, and for its current fiscal period.

     Section 6.11. Approvals. Except for the filing of the Collateral Documents, no authorization, consent, license, or exemption from, or filing or registration with any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Parent, the Company or any Subsidiary or any other Person, is or will be necessary to the valid execution, delivery or performance by the Parent, the Company or any Subsidiary of this Agreement or any other Loan Document.

     Section 6.12. Affiliate Transactions. None of the Parent, the Company nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to the Parent, the Company or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

     Section 6.13. Investment Company; Public Utility Holding Company. None of the Parent, the Company nor any Guarantor is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     Section 6.14. ERISA. The Parent and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Parent nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan in an aggregate amount for the Parent and all of its Subsidiaries in excess of $1,000,000, other than liability for continuation coverage described in article 6 of Title I of ERISA.

     Section 6.15. Compliance with Laws. Each of the Parent, the Company and the Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Properties or business operations (including, without limitation, the Poultry Products Inspection Act, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, food products, land and toxic or hazardous wastes and substances), non-compliance with which would reasonably be expected to have a material adverse effect on the financial condition, Properties, business or operations of the Parent, the Company and their Subsidiaries taken as a whole. None of the Parent, the Company nor any Subsidiary has received written notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local food product, environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether there exists any such noncompliance or whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action would reasonably be expected to have a material adverse effect on the financial condition, Properties, business or operations of the Parent, the Company and their Subsidiaries taken as a whole.

     Section 6.16. Other Agreements. None of the Parent, the Company nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Parent, the Company, any Subsidiary or any of their Properties, which default if uncured would have a material adverse effect on the financial condition, Properties, business or operations of the Parent, the Company and their Subsidiaries taken as a whole.

     Section 6.17. No Default. No Default or Event of Default has occurred and is continuing.

     Section 6.18. Year 2000 Compliance. Each of the Parent and the Company has conducted a comprehensive review and assessment of the computer applications of the Parent and its Subsidiaries and is making inquiry of their material suppliers, vendors (including data processors) and customers, with respect to any defect in computer software, data bases, hardware, controls and peripherals related to the occurrence of the year 2000 or the use at any time of any date which is before, on and after December 31, 1999, in connection therewith. Based on the foregoing review, assessment and inquiry, the Parent believes that no such defect could reasonably be expected to have a material adverse effect on the business or financial affairs of the Parent, the Company and their Subsidiaries taken as a whole.

     Section 6.19. Mortgaged Real Estate. To the best knowledge and belief of the Parent and the Company, the Initial Mortgaged Real Estate constitutes all the real property underlying or otherwise relating to the facilities of the Company described on Schedule 6.19 hereto and such facilities constitute all the processing plants, further processing plants, feedmills and hatcheries operated by the Company as of the date hereof. The real property encumbered by mortgages constituting Collateral Documents will at all times comprise all the real estate underlying or otherwise relating to each processing plant, further processing plant, feedmill and hatchery operated by the Company.

SECTION 7.     CONDITIONS PRECEDENT.

     The obligation of the Lenders to make any Loan or of the Administrative Agent to issue any Letter of Credit under this Agreement is subject to the following conditions precedent:

     Section 7.1. All Advances. As of the time of the making of each extension of credit (including the initial extension of credit) hereunder, whether in the form of a Loan or Letter of Credit:

          (a)  each of the representations and warranties set forth in
     Section 6 hereof and in the other Loan Documents shall be true and correct in all material respects as of such time, except to the extent the same expressly relate to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

          (b) the Company shall be in full compliance with all of the terms and conditions of this Agreement and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such extension of credit;

          (c) after giving effect to such extension of credit the aggregate principal amount of all Loans and Letters of Credit outstanding under this Agreement shall not exceed the lesser of
     (i) the Available Revolving Credit Commitments and (ii)  the
     Borrowing Base;

          (d) such extension of credit shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Administrative Agent or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

The Company's request for any Loan or Letter of Credit shall constitute its warranty as to the facts specified in subsections (a) through (c), both inclusive, above.

     Section 7.2. Initial Advance. At or prior to the making of the initial extension of credit hereunder, the following conditions precedent shall also have been satisfied:

          (a) the Administrative Agent shall have received the following for the account of the Lenders (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Administrative Agent:

               (i)  the Notes;

               (ii) a Guaranty from any Material Subsidiary not party hereto;

               (iii) the Security Agreement, together with any financing statements requested by the Administrative
          Agent in connection therewith;

               (iv) the Initial Mortgages (other than the Initial
          Mortgages described in Section 7.4(b) below);

               (v) an appraisal of the equipment subject to the Security Agreement;

               (vi) a mortgagee's policy of title insurance (or binding commitment therefor) for each Initial Mortgage and in an amount equal to 110% of the appraised fair market value of the Initial Mortgaged Real Estate subject thereto, with a waiver of coinsurance insuring the liens of such Initial Mortgage to be a valid first lien (except for the prior liens on the Company's facilities in New Oxford, Pennsylvania) subject to no defects or objections which are unacceptable to the Administrative Agent, together with such direct access reinsurance agreements and endorsements (including without limitation a revolving credit endorsement and doing business and usury endorsements) as the Administrative Agent may require;

               (vii) current Phase I Environmental inspection reports for the Initial Mortgaged Real Estate;

               (viii) copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Agreement and the other Loan Documents to the extent the Administrative Agent or its counsel may reasonably request;

               (ix) an incumbency certificate containing the name, title and genuine signatures of the Authorized
          Representatives;

               (x) evidence of insurance required by Section 8.4 hereof; and

               (xi) copies of the results of a field audit of the Collateral acceptable to the Lenders.

          (b) the Administrative Agent shall have received for itself the arrangement fee and initial agent's fees called for hereby;

          (c) the Administrative Agent shall have received the non-refundable closing fee in the amount heretofore agreed upon in writing between the Company and the Bank;

          (d)  each Lender shall have received such valuations and
     certifications as it may require in order to satisfy   itself as
     to the value of the Collateral, the financial condition of the Company and the Subsidiaries, and the lack of material contingent liabilities of the Company and the Subsidiaries;

          (e) legal matters incident to the execution and delivery of this Agreement and the other Loan Documents and to the transactions contemplated hereby shall be satisfactory to each Lender and its counsel; and the Administrative Agent shall have received for the account of the Lenders the favorable written opinion of counsel for the Company in form and substance satisfactory to the Administrative Agent and its counsel;

          (f) the Administrative Agent shall have received for the account of the Lenders a Borrowing Base certificate in the form attached hereto as Exhibits C-1 and C-2 showing the computation of the Borrowing Base in reasonable detail as of the most recently completed mid-month or month end fiscal period of the Company (but in any event after giving effect to the making of the initial extension of credit hereunder) and showing excess availability of at least $15,000,000 after deeming as borrowed hereunder an amount equal to all but $250,000 of accounts payable over sixty (60) days past due;

          (g) the Administrative Agent shall have received for the account of the Lenders a good standing certificate (each dated as of a date no earlier than thirty (30) days prior to the date hereof) for the Company from the office of the secretary of state of the states of Virginia, West Virginia, North Carolina and Pennsylvania and for the Guarantor from the office of the secretary of state of the state of Virginia;

          (h) the Liens granted to the Administrative Agent under the Collateral Documents shall have been perfected in a manner satisfactory to each Lender and its counsel;

          (i) the Administrative Agent shall have received a pay-off letter from the Prior Lenders under the Prior Credit Agreement in form and substance satisfactory to the Administrative Agent which contains the Prior Lenders' acknowledgment that the indebtedness under the Prior Agreement will be paid in full and on agreement by the Prior Lenders that upon receipt of such payment the Prior Lenders shall release or assign their Liens on the Collateral; and

          (j) the Administrative Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates and opinions as the Administrative Agent or the Lenders may reasonably request.

     Section 7.3. Use of Initial Advance. The initial Loans under the Revolving Credit shall be in an amount sufficient to, and the Company hereby irrevocably authorizes and directs the Lenders to apply such Loans to, pay and discharge all indebtedness and obligations of the Company under the Prior Credit Agreement owing to the Prior Lenders.

     Section 7.4. Post-Closing Matters. (a) No later than February 28, 1999, the Company shall furnish the Administrative Agent with a survey prepared by a licensed surveyor of each parcel of the Initial Mortgaged Real Estate and certified to the Administrative Agent and which survey shall (x) be sufficient for the title company issuing the title insurance referred to in Section 7.2 (vi) above to issue extended coverage and to remove any exceptions to title relating to matters of survey and (y) designate any area of such Initial Mortgaged Real Estate lying within a flood plain.

          (b) No later than March 20, 1999, the Company shall deliver to the Administrative Agent the Initial Mortgages encumbering fee simple title to the real property located in New Oxford, Pennsylvania commonly known as the Round Hill Processing Plant and Distribution Center, together with the items relating to such Initial Mortgages set forth in Sections 7.2(a)(vi), 7.2(a)(vii) and 7.4(a) hereof.

          (c) No later than 30 days following the date hereof, the Company shall have delivered to the Administrative Agent a collateral assignment of hedging contracts, such assignment of hedging contracts to (x) grant to the Administrative Agent for the benefit of the Lenders a lien on and security interest in all of the Company's Hedging Accounts (as defined in the Security Agreement), (y) be acknowledged by the broker with which such Hedging Account is maintained and (z) be in form and substance reasonably satisfactory to the Administrative Agent.

          (d) No later than 30 days following the date hereof, the Administrative Agent shall have received for the account of the Lenders a good standing certificate for the Company and the Guarantor (each dated as of a date no earlier than the date hereof) from the office of the secretary of state of each state in which it is qualified to do business other than those states listed in Section 7.2(g) hereof with respect to the Company and the Guarantor, respectively.

          (e) Except to the extent set forth in the Security Agreement, no later than January 19, 1999, the Company shall have delivered to the Administrative Agent fully executed warehouseman's lien waivers, in connection with the Property of the Company located in warehouses, each in form and substance reasonably satisfactory to the Administrative
     Agent. The failure by the Company to deliver such warehouseman's lien waivers by the time set forth above shall render any inventory of the Company situated at a location for which the Security Agreement requires, but has not received a warehousemen's lien waiver ineligible for the purposes of the definition of "Eligible Inventory".

          (f) The failure by the Company to satisfy any of the foregoing requirements of Sections (a), (b), (c) and (d) of this Section 7.4 by the relevant deadline expressed herein shall constitute an Event of Default hereunder.

SECTION 8.     COVENANTS.

     Each of the Parent and the Company agrees that, so long as any credit is available to or in use by the Company hereunder, except to the extent compliance in any case or cases is waived in writing by the Required Lenders:

     Section 8.1. Maintenance of Business. Each of the Parent and the Company shall, and shall cause each Material Subsidiary to, preserve and maintain its existence. Each of the Parent and the Company shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits and franchises necessary to the proper conduct of its business. Notwithstanding anything contained in this Section 8.1 to the contrary, nothing herein shall prevent the abandonment, modification or termination of the existence, rights and franchise of any Subsidiary which is not a Material Subsidiary if the Parent or the Company shall reasonably and in good faith determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent, the Company and their Subsidiaries taken as a whole and that the failure to so maintain such Subsidiary's corporate existence is not disadvantageous in any material respect to the Administrative Agent and the Lenders.

     Section 8.2. Maintenance of Properties. Each of the Parent and the Company shall maintain, preserve and keep its property, plant and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, and shall cause each Subsidiary to do so in respect of Property owned or used by it.

     Section 8.3. Taxes and Assessments. Each of the Parent and the Company shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against it or its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

     Section 8.4. Insurance. Each of the Parent and the Company shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and each of the Parent and the Company shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including employers' and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. Each of the Parent and the Company shall in any event maintain insurance on the Collateral to the extent required by the Collateral Documents. Each of the Parent and the Company shall upon request furnish to the Administrative Agent a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

     Section 8.5. Financial Reports. Each of the Parent and the Company shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent and its duly authorized representatives such information respecting the business and financial condition of each of the Parent and the Company and the Subsidiaries as the Administrative

Agent or any Lender may reasonably request; and without any request, shall furnish to the Administrative Agent (with sufficient copies for each Lender, and with the Administrative Agent to promptly distribute the same to each Lender, provided that the Company shall be required to furnish the Administrative Agent only one copy of the information required pursuant to Section 8.5(d) below and the Administrative Agent shall furnish each Lender such information in summary form unless such Lender requests otherwise):

          (a) as soon as available, and in any event no later than the third Business Day of each calendar week, a Borrowing Base certificate in the form attached hereto as Exhibit C-1 showing the computation of the Borrowing Base consisting of Eligible Accounts in reasonable detail as of the close of business on the last day of the immediately preceding week, together with such other information as such certificate requires, each prepared by the Company and certified to by the chief financial officer of the Company (provided however, if and so long as excess availability under the Revolving Credit has been not less than $10,000,000 at all times since the beginning of the then most recently completed calendar week, then the Company need not furnish a Borrowing Base Certificate for such week's close, but shall instead furnish the Administrative Agent as soon as available, and in any event no later than fifteen (15) days after the last day of the month in which such week was completed, a Borrowing Base Certificate showing the computation of the Borrowing Base as of the close of business on the last day of such month);

          (b) as soon as available, and in any event no later than twenty (20) days after the last day of each calendar month, a Borrowing Base Certificate in the form attached hereto as Exhibit C-2 showing the computation of the Borrowing Base consisting of Eligible Inventory in reasonable detail as of the close of business on the last day of the immediately preceding month, together with such other information as such certificate requires, each prepared by the Company and certified to by the chief financial officer of the Company;

          (c) as soon as available, and in any event within thirty (30) days after the close of each monthly accounting period of the Parent, a copy of the consolidated and consolidating balance sheet of the Parent, the Company and the Subsidiaries as of the close of such period and the consolidated and the consolidating statements of income, retained earnings and cash flows of the Parent, the Company and the Subsidiaries for such period, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year as well as showing in comparative form the year-to-date comparisons to the Parent's current business plan/operating budget, prepared by the Parent in accordance with GAAP and certified to by the chief financial officer of the Parent;

          (d) as soon as available, and in any event within twenty (20) days after the close of each monthly accounting period of the Company, an accounts receivable and accounts payable aging, an accounts receivable concentration and reconciliation report and an inventory report (broken down by category), each as of the close of such period and in reasonable detail prepared by the Company and certified to by the chief financial officer of the Company;

          (e) as soon as available, and in any event within 90 days after the close of each annual accounting period of the Parent, a copy of the consolidated and consolidating balance sheet of the Parent, the Company and the Subsidiaries as of the last day of the period then ended and the consolidated and consolidating statements of income, retained earnings and cash flows of the Parent, the Company and the Subsidiaries for the period then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of KPMG Peat Marwick or another firm of independent public accountants of recognized national standing, selected by the Parent and satisfactory to the Required Lenders, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Parent, the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

          (f) promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of the Parent's, the Company's or any Subsidiary's operations and financial affairs given to it by its independent public accountants;

          (g) as soon as available, and in any event within 30 days after the end of each fiscal year of the Parent, a copy of the Parent's consolidated and consolidating business plan for the following fiscal year, such business plan to show the Parent's projected consolidated and consolidating revenues, expenses, and balance sheet on month-by-month basis, such business plan to be in reasonable detail prepared by the Parent and in form reasonably satisfactory to the Required Lenders;

          (h) promptly after knowledge thereof shall have come to the attention of any responsible officer of the Parent or the Company, written notice of (x) any threatened or pending litigation or governmental proceeding or labor controversy against the Parent, the Company or any Subsidiary which, if adversely determined, would adversely effect the financial condition, Properties, business or operations of the Parent, the Company and their Subsidiaries taken as a whole or (y) the occurrence of any Default or Event of Default hereunder or (z) the shutdown of any slaughter plant; and

          (i) promptly after sending or filing thereof, copies of all proxy statements, financial statements and reports which the Parent sends to its shareholders, and copies of all other regular, periodic and special reports and all registration statements which the Parent files with the SEC or any successor thereto, or with any national securities exchange;

Each of the financial statements furnished to the Lenders pursuant to subsection (c) of this Section coinciding with the close of any fiscal quarter of the Parent shall be accompanied by a written certificate in the form attached hereto as Exhibit D signed by the chief financial officer of the Parent to the effect that to the best of the chief financial officer's knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company to remedy the same. Such written certificate shall also set forth financial data and computations evidencing the Company's compliance with certain covenants hereof specified on Schedule I to Exhibit D hereof.

     Section 8.6. Inspection. Each of the Parent and the Company shall, and shall cause each Subsidiary to, permit the Administrative Agent, each Lender and each of their duly authorized representatives and agents to visit and inspect any of the Properties, corporate books and financial records of the Parent, the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Parent, the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Parent, the Company and each Subsidiary with, and to be advised as to the same by, its officers and independent public accountants (and by this provision each of the Parent and the Company authorizes such accountants to discuss with the Administrative Agent and such Lender the finances and affairs of the Parent, the Company and of each Subsidiary) at such reasonable times and reasonable intervals as the Administrative Agent or any such Lender may designate. Notwithstanding anything contained in this Section 8.6 to the contrary, (i) no Lender (other than the Lender acting as Administrative Agent) may exercise its rights under this Section 8.6 without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld), (ii) the Administrative Agent shall afford each Lender at least one opportunity each calendar year upon not less than five days notice to such Lender for such Lender to accompany the Administrative Agent on any visitation or other inspection of the Parent's or the Company's Properties and (iii) the Administrative Agent shall make a reasonable effort to coordinate such visitations and inspections by the Lenders.

     Section 8.7. Capital Expenditures. Each of the Parent and the Company shall not, nor shall it permit any Subsidiary to, expend or become obligated for capital expenditures (as determined in accordance with GAAP), (i) during the Parent's fiscal year ending June 30, 1999 in an aggregate amount for the Parent, the Company and their Subsidiaries in excess of $26,000,000 and (ii) during any fiscal year of the Parent ending subsequent to June 30, 1999 in an aggregate amount for the Parent, the Company and their Subsidiaries in excess of the amount equal to 115% of the amount properly charged to depreciation on the books of the Parent, the Company and their Subsidiaries during such fiscal year (as determined in accordance with GAAP).

     Section 8.8. Consolidated Tangible Net Worth. The Parent will, as of the close of each monthly accounting period of the Parent specified below, maintain Consolidated Tangible Net Worth, in an amount not less than:

                                            Consolidated Tangible
                                             Net Worth Shall Not
From and Including:      To and Including:   Be Less Than:

the 4th monthly          the 11th monthly        $115,000,000
accounting period        accounting period
                         of fiscal year 1999

the 12th monthly         the 11th monthly        $120,000,000
accounting period        accounting period
of fiscal year 1999      of fiscal year 2000

the 12th monthly         the 11th monthly        $125,000,000
accounting period        accounting period
of fiscal year 2000      of fiscal year 2001
the 12th monthly         all monthly             $130,000,000
accounting period        accounting periods
of fiscal year 2001      thereafter


     Section 8.9. Leverage Ratio. The Parent shall not, as of the close of each monthly accounting period of the Parent specified below, permit the Leverage Ratio as of such date to be more than:

                                            Leverage Ratio Shall
 From and Including:  To and Including:     Not Be Greater Than:


 the 4th monthly      the 11th monthly           5.0 to 1.0
 accounting period    accounting period of
                      fiscal year 1999

 the 12th monthly     the 5th monthly           4.75 to 1.0
 accounting period of accounting period of
 fiscal year 1999     fiscal year 2000

 the 6th monthly      the 11th monthly          4.25 to 1.0
 accounting period of accounting period of
 fiscal year 2000     fiscal year 2000

 the 12th monthly     All monthly                3.5 to 1.0
 accounting period of accounting periods
 fiscal year 2000     thereafter


     Section 8.10. Fixed Charge Coverage Ratio. The Parent shall not, as of the close of each quarterly accounting period of the Parent specified below, permit the Fixed Charge Coverage Ratio to be less than:

                                            Fixed Charge
                                            Coverage Ratio Shall
 From and Including:  To and Including:     Not Be Less Than:

 the 4th fiscal       the 3rd fiscal            1.0 to 1.0
 quarter              quarter
 of fiscal year 1999  of fiscal year 2000

 the 4th fiscal       the 3rd fiscal           1.05 to 1.0
 quarter              quarter
 of fiscal year 2000  of fiscal year 2001

 the 4th fiscal       All fiscal quarters      1.10 to 1.0
 quarter              thereafter
 of fiscal year 2001

     Section 8.11. Minimum Consolidated EBITDA. The Parent will, as of the close of each quarterly accounting period of the Parent specified below (commencing with the second fiscal quarter of the Parent's fiscal year 1999), maintain a minimum Consolidated EBITDA for the four fiscal quarters of the Parent then ended:

 For the Four Fiscal Quarters     Minimum Consolidated EBITDA Shall
 Ended                            Not Be Less Than

 At the close of the                   $20,000,000
  2nd fiscal quarter of fiscal
 year 1999

 At the close of the                   $25,000,000
 the 3rd fiscal quarter of fiscal
 year 1999

     Section 8.12 Indebtedness for Borrowed Money. Neither the Parent nor the Company shall, nor shall either permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money; provided, however, that the foregoing provisions shall not restrict nor operate to prevent:

          (a)  the Obligations;

          (b)  purchase money indebtedness and Capitalized Lease
     Obligations secured by Liens permitted by Section 8.13(e) hereof in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

          (c) other indebtedness existing on the date hereof and listed on Schedule 8.12 hereto, including any renewals, replacements, refundings and refinancings of (without any increases in) such indebtedness; and

          (d) Indebtedness for Borrowed Money not otherwise permitted under this Section aggregating not more than $2,500,000 at any one time outstanding.

          Section 8.13. Liens. Neither the Parent nor the Company shall, nor shall either permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by the Parent, the Company or any Subsidiary; provided, however, that this Section shall not apply to nor operate to prevent:

          (a) Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Parent, the
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     Company or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

          (b) mechanic's, workmen's, materialmen's, landlords', carriers', or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

          (c) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Parent, the Company and the Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $2,500,000 at any one time outstanding;

          (d) the Liens granted in favor of the Administrative Agent by the Collateral Documents;

          (e) Liens on Property of the Parent, the Company or any of the Subsidiaries created solely for the purpose of securing indebtedness permitted by Section 8.12(b) hereof, representing or incurred to finance, refinance or refund the purchase price of Property, provided that no such Lien shall extend to or cover other Property of the Parent, the Company or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property;

          (f)  Limited Grower Payable Liens;

          (g) Liens on personal property held in a margin account by the counter party with respect to a Derivative Agreement relating to commodities, so long as (i) such Derivative Agreement was entered into in the ordinary course of business solely for the purpose of mitigating risk and (ii) the aggregate fair market value of all personal property held in all such margin accounts does not at any time exceed $10,000,000;

          (h) survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities
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     and other similar purposes, or rights of lessors or sublessors of real property leased by the Company or any Subsidiary, or zoning or other restrictions as to the use of real properties which are necessary for the conduct of the activities of the Company and any Subsidiary of the Company or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company or any Subsidiary of the Company; and

          (i)  Liens existing on the date hereof and listed on
     Schedule 8.13 hereof.

     Section 8.14. Investments, Acquisitions, Loans, Advances and Guaranties. Neither the Parent nor the Company shall, nor shall either permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances (other than for travel advances and other similar cash advances made to employees in the ordinary course of business) to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing provisions shall not apply to nor operate to prevent:

          (a)  investments in direct obligations of the United
     States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

          (b) investments in commercial paper rated at least P1 by Moody's Investors Services, Inc. and at least A1 by Standard & Poor's Corporation maturing within 270 days of the date of issuance thereof;

          (c) investments in certificates of deposit issued by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

          (d)  investments in repurchase obligations with a term
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     of not more than thirty (30) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection
     (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

          (e) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business; and

          (f) investments, acquisitions, loans, advances and guaranties not otherwise permitted under this Section aggregating not more than $2,500,000 at any one time outstanding.

In determining the amount of investments, acquisitions, loans, advances and guarantees permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be taken at the principal amount thereof then remaining unpaid, and guarantees shall be taken at the amount of obligations guaranteed thereby.

     Section 8.15. Operating Leases. Neither the Parent nor the Company shall, nor shall either permit any Subsidiary to, acquire the use or possession of any Property under a lease or similar arrangement, whether or not the Parent, the Company or any Subsidiary has the express or implied right to acquire title to or purchase such Property, at any time if, after giving effect thereto, the aggregate amount of fixed rentals and other consideration payable by the Company and its Subsidiaries under all such leases and similar arrangements would exceed $5,000,000 during any fiscal year of the Parent. Capital Leases shall not be included in computing compliance with this Section to the extent the Parent's, the Company's and its Subsidiaries' liability in respect of the same is permitted by Section 8.12(c) hereof.

     Section 8.16. Mergers, Consolidations and Sales. Neither the Parent nor the Company shall, nor shall either permit any Subsidiary to, be a party to any merger or consolidation, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable. Neither the Parent nor the Company shall, nor shall either permit any Subsidiary to sell, transfer, lease or otherwise dispose of all or any of its Property, including any disposition of Property as part of a sale and leaseback transaction; provided, however, that this Section shall not apply to nor operate to prevent the Parent, the Company or any Subsidiary from selling its inventory in the ordinary course of its business; provided, further, that this
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

Section shall not apply to nor operate to prevent the Parent, the Company or any Subsidiary from selling, transferring, leasing or otherwise disposing of any real estate, furniture, fixtures, equipment or other fixed assets having an aggregate fair market value for the Parent, the Company and the Subsidiaries not in excess of $3,500,000 for any calendar year.

     Section 8.17. Maintenance of Subsidiaries. Neither the Parent nor the Company shall assign, sell or transfer, or permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock of a Subsidiary; provided that the foregoing shall not operate to prevent the issuance, sale and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary.

     Section 8.18. Dividends and Certain Other Restricted Payments. Without the prior written consent of the Required Lenders, neither the Parent nor the Company shall during any fiscal year (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock (other than dividends payable solely in its capital stock) or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock.

     Section 8.19. ERISA. Each of the Parent and the Company shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its Properties. Each of the Parent and the Company shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent of (i) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event with respect to any Plan which would result in the incurrence by the Parent, the Company or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Parent, the Company or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

     Section 8.20.  Compliance with Laws.   Each of the Parent and the
Company shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to their Properties or business operations, non-compliance with which could result in the shutdown of any slaughter plant or have a material adverse effect on the financial condition, Properties, business or operations of the Parent, the Company and their Subsidiaries taken as
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

a whole or could result in a Lien not permitted by this Agreement upon any of their Property.

     Section 8.21. Burdensome Contracts With Affiliates. Neither the Parent nor the Company shall, nor shall either permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

     Section 8.22. No Changes in Fiscal Year. None of the Parent, the Company nor any Subsidiary shall change its fiscal year or its quarterly or monthly accounting periods from their present basis without the prior written consent of the Required Lenders.

     Section 8.23. Formation of Subsidiaries. In the event any Subsidiary is formed or acquired after the date hereof, the Company shall within thirty (30) Business Days thereof (x) furnish an update to Schedule 6.2 hereof to reflect such new Subsidiary and (y) cause such newly-formed or acquired Subsidiary, if such Subsidiary is a Material Subsidiary, to execute a Guaranty and execute such Collateral Documents to the extent required by Section 4 hereof (on terms substantially similar to those executed in connection with this Agreement) as the Administrative Agent may then require granting the Administrative Agent for the benefit of the Lenders a security interest in and lien on the personal property of such Subsidiary as collateral security for the Notes and the other Obligations, together with documentation (including a legal opinion) similar to that described in Section 7.2 hereof relating to the authorization for, execution and delivery of, and validity of such Subsidiary's obligations as a Guarantor hereunder and under its Guaranty in form and substance satisfactory to the Administrative Agent and such other instruments, documents, certificates and opinions as are reasonably required by the Administrative Agent in connection therewith.

     Section 8.24. Change in the Nature of Business. Neither the Parent nor the Company shall, nor shall either permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of the Company or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by the Company or such Subsidiary on the date of this Agreement.

     Section 8.25. Year 2000 Assessment. Each of the Parent and the Company shall take all actions necessary and commit adequate resources to assure that its computer based and other systems (and those of all Subsidiaries) are able to effectively process dates, including dates
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

before, on and after January 1, 2000, without experiencing any Year 2000 Problem that could cause a material adverse effect on the business or financial affairs of the Parent or the Company (or of the Parent and the Subsidiaries taken on a consolidated basis). At the request of the Administrative Agent, each of the Parent and the Company will provide the Administrative Agent with written assurances and substantiations (including, but not limited to, the results of internal or external audit reports prepared in the ordinary course of business) reasonably acceptable to the Administrative Agent as to the capability of the Parent, the Company and the Subsidiaries to conduct its and their businesses and operations before, on and after January 1, 2000, without experiencing a Year 2000 Problem causing a material adverse effect on the business or financial affairs of the Parent or the Company (or of the Parent, the Company and the Subsidiaries taken on a consolidated basis).

SECTION 9.     EVENTS OF DEFAULT AND REMEDIES.

     Section 9.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" hereunder:

          (a) (i) default in the payment when due of any principal of any Note or any Loan evidenced thereby or of any Reimbursement Obligation, whether at the stated maturity thereof or at any other time provided in any Loan Document; or (ii) default for a period of five (5) days in the payment when due of interest on any Note or any Loan evidenced thereby or on any Reimbursement Obligation or in the payment when due of any fee or other Obligation; or

          (b) default in the observance or performance of any covenant set forth in Sections 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, 8.16, 8.17, 8.18, 8.23 or 8.24
     hereof or of any provision requiring the maintenance of insurance on the Collateral subject thereto or dealing with the use or remittance of proceeds of Collateral in each case contained herein or in any other Loan Document; or

          (c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any responsible officer of the Company or (ii) written notice thereof is given to the Company by the Administrative Agent; or

          (d) any representation or warranty made by the Parent or the Company herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto
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

     or thereto, or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

          (e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents and continues beyond any period of grace expressed in such Loan Document as applicable thereto; or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect; or any of the Loan Documents is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent on Collateral purported to be covered thereby aggregating more than $100,000 in value except as expressly permitted by the terms thereof and such failure shall not be remedied within thirty (30) days after written notice thereof is given to the Company by the Administrative Agent; or

          (f) default shall occur under any evidence of Indebtedness for Borrowed Money aggregating in excess of $1,000,000 issued, assumed or guaranteed by the Parent, the Company or any Subsidiary or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated) or any such Indebtedness for Borrowed Money shall not be paid when due (whether by lapse of time, acceleration or otherwise) and continues unpaid for any period of grace expressly applicable thereto not exceeding five (5) days; or

          (g) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $2,500,000 shall be entered or filed against the Parent, the Company or any Subsidiary or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of thirty (30) days; or

          (h) the Parent or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Parent or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Parent or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

          (i) dissolution or termination of existence of the Parent, the Company or any Material Subsidiary; or

          (j) there shall occur any material adverse change in the condition (financial or otherwise) or business prospects of the Parent, the Company and their Subsidiaries taken as a whole; or

          (k) the Parent, the Company or any Subsidiary makes any payment or payments aggregating in excess of $100,000 on account of the principal of or interest on any indebtedness which payments are prohibited under the terms of any instrument subordinating such indebtedness to the Notes or any other
     Obligations; or

          (l)  a Change of Control shall occur; or

          (m) the Parent, the Company or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, or other bankruptcy law or law for the relief of debtors, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, or other bankruptcy law or law for the relief of debtors to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) fail to contest in good faith any appointment or proceeding described in Section 9.1(n) hereof; or
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

          (n) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Parent, the Company or any Subsidiary or any substantial part of any of their Property, or a proceeding described in Section 9.1(m)(v) shall be instituted against the Parent, the Company or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) days.

     Section 9.2. Non-Bankruptcy Defaults. When any Event of Default described in subsection (a) through (l), both inclusive, of
Section 9.1 has occurred and is continuing, the Administrative Agent may or, upon the request of the Required Lenders, shall, in each case by notice to the Company, take one or more of the following actions:

          (a) terminate the obligations of the Lenders to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

          (b) declare the principal of and the accrued interest on the Notes to be forthwith due and payable and thereupon the Notes, including both principal and interest and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind;

          (c) cancel any Letter of Credit which by its terms permits the issuer thereof to terminate the same; and

          (d) enforce any and all rights and remedies available to it under the Loan Documents or applicable law.

     Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsection (m) or (n) of Section 9.1 has occurred and is continuing, then the Notes, including both principal and interest, and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Administrative Agent may exercise any and all remedies available to it under the Loan Documents or applicable law.

     Section 9.4.   Collateral for Undrawn Letters of Credit.   When
any Event of Default, other than an Event of Default described in subsection (m) or (n) of Section 9.1, has occurred and is continuing, the Company shall, upon demand of the Administrative Agent (which demand shall be made upon the request of the Required Lenders), and when any Event of Default described in subsection (m) or (n) of
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Section 9.1 has occurred the Company shall, without notice or demand from the Administrative Agent, immediately pay to the Administrative Agent the full amount of each Letter of Credit then outstanding, the Company agreeing to immediately make such payment and acknowledging and agreeing that the Administrative Agent and the Lenders would not have an adequate remedy at law for failure of the Company to honor any such demand and that the Administrative Agent and the Lenders shall have the right to require the Company to specifically perform such undertaking whether or not any draws have been made under any such Letters of Credit.

SECTION 10.    THE ADMINISTRATIVE AGENT.

     Section 10.1. Appointment and Authorization. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are designated to the Administrative Agent by the terms hereof and thereof together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Company or otherwise. The Administrative Agent may resign at any time by sending twenty (20) days prior written notice to the Company and the Lenders. The Administrative Agent may be removed by the Required Lenders upon twenty (20) days' prior written notice to the Company and the Lenders and (except for any such removal during the continuance of any Event of Default) the prior written consent of the Company to such removal. In the event of any such resignation or removal the Required Lenders may appoint a new agent with the Company's consent (which consent shall not be unreasonably withheld), which shall succeed to all the rights, powers and duties of the Administrative Agent hereunder and under the other Loan Documents. Any resigning or removed Administrative Agent shall be entitled to the benefit of all the protective provisions hereof with respect to its acts as an agent hereunder, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. No such resignation or removal shall be effective unless and until such a successor is appointed.

     Section 10.2. Rights as a Lender. The Administrative Agent has and reserves all of the rights, powers and duties hereunder and under the other Loan Documents as any Lender may have and may exercise the same as though it were not the Administrative Agent and the terms "Lender" or "Lenders" as used herein and in all of such documents shall, unless the context otherwise expressly indicates, include the Administrative Agent in its individual capacity as a Lender.
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     Section 10.3.  Standard of Care.  The Lenders acknowledge that they have received and approved copies of the Loan Documents and such other information and documents concerning the transactions contemplated and financed hereby as they have requested to receive and/or review. The Administrative Agent makes no representations or warranties of any kind or character to the Lenders with respect to the validity, enforceability, genuineness, perfection, value, worth or collectibility hereof or of the Notes or any of the other Obligations or of any of the other Loan Documents or of the Liens provided for thereby or of any other documents called for hereby or thereby or of the Collateral. The Administrative Agent need not verify the worth or existence of the Collateral and may rely exclusively on reports of the Company in computing the Borrowing Base, provided that the Administrative Agent agrees to furnish the Lenders with copies of any field audit reports made in connection with inspections which it may make pursuant to Sections 3.1 or 8.6 hereof but the Administrative Agent makes no representations or warranties of any kind in connection therewith nor shall the Administrative Agent have any liability in connection therewith except for its own gross negligence or willful misconduct. Neither the Administrative Agent nor any director, officer, employee, agent or representative thereof (including any security trustee therefor) shall in any event be liable for any clerical errors or errors in judgment, inadvertence or oversight, or for action taken or omitted to be taken by it or them hereunder or under the other Loan Documents or in connection herewith or therewith except for its or their own gross negligence or willful misconduct. The Administrative Agent shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, certificate, warranty, instruction or statement (oral or written) of anyone (including anyone in good faith believed by it to be authorized to act on behalf of the Company), unless t has actual knowledge of the untruthfulness of same. The Administrative Agent may execute any of its duties hereunder by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agencies hereby created and its duties hereunder, and shall incur no liability to anyone and be fully protected in acting upon the advice of such counsel. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified to the contrary by a Lender or unless the Administrative Agent itself has actual knowledge that a Default or Event of Default exists. The Administrative Agent shall in all events be fully protected in acting or failing to act in accord with the instructions of the Required Lenders. Upon the occurrence of an Event of Default hereunder, the Administrative Agent shall take such action with respect to the enforcement of the Liens on the Collateral and the preservation and
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

protection thereof as it shall be directed to take by the Required Lenders but unless and until the Required Lenders have given such direction the Administrative Agent shall take or refrain from taking such actions as it deems appropriate and in the best of interest of all Lenders. The Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by the Administrative Agent by reason of taking or continuing to take any such action. The Administrative Agent may treat the owner of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such owner in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender and based upon such information, investigations and inquiries as it deems appropriate made its own credit analysis and decision to extend credit to the Company. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Company and the Administrative Agent shall have no liability to any Lender with respect thereto.

     Section 10.4. Costs and Expenses. Each Lender agrees to reimburse the Administrative Agent for all costs and expenses suffered or incurred by the Administrative Agent or any security trustee in performing its duties hereunder and under the other Loan Documents, or in the exercise of any right or power imposed or conferred upon the Administrative Agent hereby or thereby, to the extent that the Administrative Agent is not promptly reimbursed for same by the Company or out of the Collateral, all such costs and expenses to be borne by the Lenders ratably in accordance with the amounts of their respective Revolving Credit Commitments. If any Lender fails to reimburse the Administrative Agent for such Lender's share of any such costs and expenses, such costs and expenses shall be paid pro rata by the remaining Lenders, but without in any manner releasing the defaulting Lender from its liability hereunder.

     Section 10.5. Indemnity. The Lenders shall ratably indemnify and hold the Administrative Agent and its directors, officers, employees, agents and representatives (including as such any security trustee therefor) harmless from and against any liabilities, losses, costs and expenses suffered or incurred by it hereunder or under the other Loan Documents or in connection with the transactions contemplated hereby or thereby, regardless of when asserted or arising, except to the extent the Administrative Agent is promptly reimbursed for the same by the Company or out of the Collateral and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the Administrative Agent seeking to be indemnified. If any Lender defaults in its obligations hereunder, its share of the obligations shall be paid pro
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rata by the remaining Lenders, but without in any manner releasing the defaulting Lender from its liability hereunder.

SECTION 11.    GUARANTEE.

     Section 11.1. Guarantee. To induce the Lenders to provide the credits described herein and in consideration of benefits expected to accrue to each Guarantor by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, the Parent and each Subsidiary party hereto or to a Guaranty (individually a "Guarantor" and collectively the "Guarantors") hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders and each other holder of any of the Obligations, the due and punctual payment of all present and future indebtedness of the Company evidenced by or arising out of the Loan Documents, including, but not limited to, the due and punctual payment of principal of and interest on the Notes and the due and punctual payment of all other Obligations now or hereafter owed by the Company under the Loan Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, according to the terms hereof and thereof. In case of failure by the Company punctually to pay any indebtedness or other Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees jointly and severally to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, and as if such payment were made by the Company.

     Section 11.2. Guarantee Unconditional. The obligations of each Guarantor as a guarantor or joint and several obligor under the Loan Documents, including this Section 11, shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

          (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company or of any Guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

          (b) any modification or amendment of or supplement to this Agreement or any other Loan Document;

          (c) any change in the corporate existence, structure or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting, the Company, any Guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of Company or of any Guarantor contained in any Loan Document;
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

          (d) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Administrative Agent, any Lender or any other Person, whether or not arising in connection herewith;

          (e)  any failure to assert, or any assertion of, any   claim
     or demand or any exercise of, or failure to exercise, any rights or remedies against the Company, any Guarantor or any other
     Person or Property;

          (f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Company, regardless of what obligations of the Company remain unpaid;

          (g) any invalidity or unenforceability relating to or against the Company or any Guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Company or any Guarantor of the principal of or interest on any Note or any other amount payable by them under the Loan Documents; or

          (h) any other act or omission to act or delay of any kind by the Administrative Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Guarantors under the Loan Documents.

     Section 11.3. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor's obligations under this
Section 11 shall remain in full force and effect until the Commitments are terminated and the principal of and interest on the Notes and all other amounts payable by the Company under this Agreement and all other Loan Documents shall have been paid in full at which time the Guarantors' obligations hereunder shall, subject to the following sentence, terminate. If at any time any payment of the principal of or interest on any Note or any other amount payable by the Company under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or of any Guarantor, or otherwise, each Guarantor's obligations under this Section 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

     Section 11.4. Waivers. (a) General. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender or any other Person against the Company, another Guarantor or any other Person.
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

          (b) Subrogation and Contribution. Each Guarantor hereby agrees not to exercise or enforce any right of exoneration, contribution, reimbursement, recourse or subrogation available to such Guarantor against any Person liable for payment of the Obligations, or as to any security therefor, unless and until the full amount owing on the Obligations has been paid and the Commitments have terminated; and the payment by such Guarantor of any amount pursuant to any of the Loan Documents on account of credit extended to the Company shall not in any way entitle such Guarantor to any right, title or interest (whether by way of subrogation or otherwise) in and to any of the Obligations or any proceeds thereof or any security therefor unless and until the full amount owing on the Obligations has been paid and the Commitments have terminated.

     Section 11.5. Limit on Recovery. Notwithstanding any other provision hereof or of the Notes, the right of recovery against each Guarantor under this Section 11 or against the Company on the Notes issued by it shall not (to the extent required by or as may be necessary or desirable to ensure the enforceability against such Guarantor of its obligations hereunder or thereunder in accordance with the laws of the jurisdiction of its incorporation or where it carries on business) exceed $1.00 less than the amount which would, as of the time of such recovery, render such Guarantor's obligations under this Section 11 and the Notes void or voidable under applicable law, including without limitation fraudulent conveyance law.

     Section 11.6. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable jointly and severally by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.

     Section 11.7. Benefit to Guarantors. All of the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each Guarantor has a direct impact on the success of each other Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extension of credit hereunder.

     Section 11.8. Guarantor Covenants. Each Guarantor shall take such action as the Company is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Parent or the Company is required by this Agreement to prohibit such Guarantor from taking.
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SECTION 12.    MISCELLANEOUS.

     Section 12.1. Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

     Section 12.2. No Waiver, Cumulative Remedies. No delay or failure on the part of any Lender or on the part of any holder of any of the Obligations in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Lenders and any of the holders of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

     Section 12.3. Waivers, Modifications and Amendments. Any provision hereof or of any of the other Loan Documents may be amended, modified, waived or released and any Default or Event of Default and its consequences may be rescinded and annulled upon the written consent of the Required Lenders; provided, however, that without the consent of all Lenders no such amendment, modification or waiver shall
(i) increase the amount or extend the terms of any or all of the Commitments, (ii) reduce the interest rate applicable to or extend the date of payment or any other maturity of any Obligation owed to it (including without limitation any payment owed to it by virtue of the Borrowing Base provisions of Section 3.3(a) hereof), (iii) reduce the amount of any principal or any other sum to which such Lender is entitled hereunder (for example by reducing such Lender's share of any Obligation), (iv) change the order of payment of the Obligation in Sections 3.5(b) or (c) hereof, (v) subordinate payment of any Obligations, (vi) increase any advance rate or reduce the Grower Payable Reserve in each case used in computing the Borrowing Base,
(vii) release over any one calendar year more than $1,000,000 in value of the collateral security afforded by the Collateral Documents (except in connection with a sale or other disposition, required or permitted to be effected by the provisions hereof or of the Collateral Documents), (viii) release any Guarantor, (ix) change this Section 12.3, (x) change the definition of "Required Lenders" or (xi) change the number of Lenders required to take any action hereunder or under any of the other Loan Documents. No amendment, modification or waiver of the Administrative Agent's protective provisions shall be effective without the prior written consent of the affected Administrative
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

Agent. Without the prior written consent of all Lenders, the Administrative Agent shall not make any Revolving Credit Loan or issue, amend or extend any Letter of Credit in each case if the Administrative Agent has actual knowledge that, as of the time of such Loan, issuance, amendment or extension, as the case may be, or immediately after giving effect thereto, the aggregate principal amount of Revolving Credit Loans and L/C Obligations then outstanding shall exceed the Borrowing Base as then determined and computed.

     Section 12.4. Costs and Expenses. The Company agrees to pay on demand the costs and expenses of the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Loan Documents and the other instruments and documents to be delivered hereunder or thereunder, and in connection with the recording or filing of any of the foregoing, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder or waivers or amendments hereto or thereto, including the reasonable fees and expenses of Messrs. Chapman and Cutler, counsel for the Administrative Agent, with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated). The Company further agrees to pay to Administrative Agent and the Lenders and any other holders of the Obligations all costs and expenses (including court costs and attorneys' fees), if any, incurred or paid by the Administrative Agent, the Lenders or any other holders of the Obligations in connection with any Default or Event of Default or in connection with the enforcement of this Agreement or any of the other Loan Documents or any other instrument or document delivered hereunder or thereunder. The Company further agrees to indemnify and save the Lenders, the Administrative Agent and any security trustee for the Lenders harmless from any and all liabilities, losses, costs and expenses incurred by the Lenders or the Administrative Agent in connection with any action, suit or proceeding brought against the Administrative Agent, or any security trustee or any Lender by any Person (but excluding attorneys' fees for litigation solely between the Lenders to which the Company is not a party) which arises out of any action or inaction by the Company or any Affiliate of the Company in each case in connection with any of the transactions contemplated hereby, except for such thereof as is caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The provisions of this Section 12.4 and the protective provisions of Section 2 hereof shall survive payment of the Obligations.

     Section 12.5. Survival of Representations. All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents,
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

and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

     Section 12.6. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Administrative Agent and the Lenders of amounts sufficient to protect the yield of the Administrative Agent and the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.4(e), 2.7, 2.8 and 2.9 hereof, shall survive the termination of this Agreement and the payment of the Obligations.

     Section 12.7. Participations. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a "Participant"), provided that
(i) no Participant shall thereby acquire any direct rights under this Agreement, (ii) no Lender shall agree with a Participant not to exercise any of such Lender's rights hereunder without the consent of such Participant except for rights which under the terms hereof may only be exercised by all Lenders and (iii) no sale of a participation in extensions of credit shall in any manner relieve the selling Lender of its obligations hereunder.

     Section 12.8. Assignment Agreements. Each Lender may, from time to time upon at least five (5) Business Days' prior written notice to the Administrative Agent, assign to other commercial lenders part of its rights and obligations under this Agreement (including without limitation the indebtedness evidenced by the Note then owned by such assigning Lender, together with an equivalent proportion of its Revolving Credit Commitment to make Loans and participate in the credit risk on Letters of Credit hereunder) pursuant to an Assignment Agreement executed by such assigning Lender, such assignee lender or lenders, the Company, and the Administrative Agent, which Assignment Agreements shall specify in each instance the portion of the indebtedness evidenced by the Note which is to be assigned to each such assignee lender and the portion of the Revolving Credit Commitment of the assigning Lender to be assumed by it; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement and the assignment shall cover the same percentage of such Lender's Revolving Credit Commitment, Loans, Note and credit risk with respect to Letters of Credit; (ii) unless the Administrative Agent otherwise consents, the aggregate amount of the Revolving Credit Commitment, Loans and Note of the assigning Lender being assigned pursuant to each such assignment (determined as of the effective date of the relevant Assignment Agreement) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000; (iii) the Administrative Agent and (except for any such assignment made during the continuance of any Event of Default) the
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

Company must each consent, which consent shall not be unreasonably withheld (it being understood and agreed that it would not be unreasonable to withhold consent to any such assignment based upon the size or financial strength of the proposed assignee), to each such assignment to a party which was not an original signatory of this Agreement; and (iv) the assigning Lender must pay to the Administrative Agent a processing and recordation fee of $3,500 and any out-of-pocket attorneys' fees and expenses incurred by the Administrative Agent in connection with such Assignment Agreement. Upon the execution of each Assignment Agreement by the assigning Lender thereunder, the assignee lender thereunder, the Company, and the Administrative Agent and payment to such assigning Lender by such assignee lender of the purchase price for the portion of the indebtedness of the Company being acquired by it, (i) such assignee lender shall thereupon become a "Lender" for all purposes of this Agreement with a Revolving Credit Commitment in the amount set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Lender hereunder, (ii) such assigning Lender shall have no further liability for funding the portion of its Commitments assumed by such other Lender and (iii) the address for notices to such assignee Lender shall be as specified in the Assignment Agreement executed by it. Concurrently with the execution and delivery of such Assignment Agreement, the Company shall execute and deliver a Note to the assignee Lender in the respective amounts of its Revolving Credit Commitment under the Revolving Credit and a new Note to the assigning Lender in the amount of its Revolving Credit Commitment under the Revolving Credit after giving effect to the reduction occasioned by such assignment, all such Notes to constitute "Notes" for all purposes of this Agreement and of the other Loan Documents.

     Section 12.9. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, in the case of the Company, or on the appropriate signature page hereof, in the case of the Lenders and the Administrative Agent, or such other address or telecopier number as such party may hereafter specify by notice to the Administrative Agent and the Company given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder to the Company shall be addressed to the Company at:

                              Wampler Foods, Inc.
                              800 Co-Op Drive
                              Timberville, Virginia 22853
                              Attention:  Mr. Dale Lam
                              Vice President of Finance and
                              Corporate Controller

                              Telephone:  540-896-0466
                              Telecopy:  540-896-0498

Each such notice, request or other communication shall be effective
(i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 12.9 and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section 12.9; provided that any notice given pursuant to Section 1 or Section 2 hereof shall be effective only upon receipt.

     Section 12.10. Withholding Taxes. (a) Payments Free of Withholding. Except as otherwise required by law and subject to
Section 12.10(b) hereof, each payment by the Company under this Agreement and under any other Loan Document shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Company is domiciled, any jurisdiction from which the Company makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Company shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, the Company shall reimburse the Administrative Agent or such Lender for that payment on demand in the currency in which such payment was made. If the Company pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

          (b) U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Administrative Agent on or before the earlier of the date the initial extension of credit is made hereunder and 30 days after the date hereof, two duly completed and signed copies of either Form 1001 (relating to such Lender and entitling it to
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

     a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Loans) or Form 4224 (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Loans) of the United States Internal Revenue Service. Thereafter and from time to time, each Lender shall submit to the Company and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by the Company in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Loans.

          (c)  Inability of Lender to Submit Forms.  If any
     Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Company or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection
     (b) of this Section 12.10 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Company and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

     Section 12.11. Construction. The parties hereto acknowledge and agree that this Agreement and the other Loan Documents shall not be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of this Agreement and the other Loan Documents. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any of the other Loan Documents, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the other Loan Documents.

     Section 12.12. Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.
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

     Section 12.13. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and the other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

     Section 12.14. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

     Section 12.15. Entire Understanding. This Agreement together with the other Loan Documents constitute the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

     Section 12.16. Binding Nature, Governing Law, Etc. This Agreement shall be binding upon the Company, the Parent and the Guarantors and their successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders and the benefit of their successors and assigns, including any subsequent holder of an interest in the Obligations. The Company may not assign its rights hereunder without the written consent of the Lenders. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

     Section 12.17. Submission to Jurisdiction; Waiver of Jury Trial. The Company and each Guarantor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Company and each Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE COMPANY, EACH GUARANTOR, THE ADMINISTRATIVE AGENT, AND EACH LENDER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRAIL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.
                                       90
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     Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.

     Dated as of this _20_ day of _November_, 1998.


                              Wampler Foods, Inc.


                              By:__/s/ Dale S. Lam__
                              Name:__Dale S. Lam____
                              Title:__Treasurer_____


                              WLR Foods, Inc.


                              By:__/s/ Dale S. Lam__
                              Name:__Dale S. Lam____
                              Title:__Vice President of Finance__

     Accepted and Agreed to at Chicago, Illinois as of the day and year last above written.

     Each of the Lenders hereby agrees with each other Lender that if it should receive or obtain any payment (whether by voluntary payment, by realization upon collateral, by the exercise of rights of set-off or banker's lien, by counterclaim or cross action, or by the enforcement of any rights under this Agreement, any of the other Loan Documents or otherwise) in respect of the Obligations in a greater amount than such Lender would have received had such payment been made to the Administrative Agent and been distributed among the Lenders as contemplated by Section 3.5 hereof then in that event the Lender receiving such disproportionate payment shall purchase for cash without recourse from the other Lenders an interest in the Obligations of the Company to such Lenders in such amount as shall result in a distribution of such payment as contemplated by Section 3.5 hereof.
In the event any payment made to a Lender and shared with the other Lenders pursuant to the provisions hereof is ever recovered from such Lender, the Lenders receiving a portion of such payment hereunder shall restore the same to the payor Lender, but without interest.

Amount and Percentage of
Commitments:

Revolving Credit Commitment:       Harris Trust and Savings Bank,
$30,000,000.00 (20.00000000%)       individually and as
                                    Administrative Agent

Term Credit Commitment:
$10,000,000 (6.66666667%)          By:__/s/ William T. Kane__
                                   Name:__William T. Kane____
                                   Title:__Vice President____

The undersigned is not obligated
under its Commitments to extend
credit hereunder in an aggregate
principal amount at any one time
outstanding in excess of $30,000,000

                                   111 West Monroe Street
                                   Chicago, Illinois  60603
                                   Attention:  AgriBusiness Group
                                               & Asset Based Lending

                                   Telephone:  (312) 461-2116
                                   Telecopy:   (312) 765-1641

                                   LIBOR Funding Office:

                                   Nassau Branch
                                   c/o 111 West Monroe Street
                                   Chicago, Illinois  60690

Amount and Percentage of
Commitments:

Revolving Credit Commitment:       US Bancorp Ag Credit, Inc.
$25,000,000.00 (16.66666667%)

Term Credit Commitment:            By:__/s/ Douglas S. Hoffner__
$8,333,333.33 (5.55555556%)        Name:__Douglas S. Hoffner____
                                   Title:__Vice President_______

The undersigned is not obligated
under its Commitments to extend
credit hereunder in an aggregate
principal amount at any one time
outstanding in excess of $25,000,000

                                   950 Seventeenth Street
                                   Suite 350
                                   Denver, CO  80202
                                   Attention:  Douglas S. Hoffner

                                   Telephone:  (303) 585-6789
                                   Telecopy:   (303) 585-4732


                                   LIBOR Funding Office:

                                   ___Same as Above___

Amount and Percentage of
Commitments:

Revolving Credit Commitment:       Nations Bank, N.A.
$25,000,000.00 (16.66666667%)

Term Credit Commitment:            By:__/s/ Joseph Lenrer__
$8,333,333.33 (5.55555556%)        Name:__Joseph Lenrer____
                                   Title:__Vice President__

The undersigned is not obligated
under its Commitments to extend
credit hereunder in an aggregate
principal amount at any one time
outstanding in excess of $25,000,000

                                   600 Peachtree Street
                                   13th Floor
                                   Atlanta, GA 30308
                                   Attention:  Steve Kluemper

                                   Telephone:  (404) 607-5412
                                   Telecopy:   (404) 607-6642


                                   LIBOR Funding Office:

Amount and Percentage of
Commitments:

Revolving Credit Commitment:       Green Tree Financial Servicing
$25,000,000.00 (16.66666667%)       Corporation

Term Credit Commitment:
$8,333,333.33 (5.55555556%)        By:__/s/ Christopher Gouskos__
                                   Name:__Christopher Gouskos__
                                   Title:  Senior Vice President

The undersigned is not obligated
under its Commitments to extend
credit hereunder in an aggregate
principal amount at any one time
outstanding in excess of $25,000,000

                                   100 North Point Center East
                                   Suite 200
                                   Alpharetta, GA 30022
                                   Attention:  Ray Zavacki-Credit
                                               Maryann Stathis
                                                Operations

                                   Telephone:  (770) 772-3341
                                                Ray Zavacki
                                               (770) 772-3723
                                                Maryann Stathis
                                   Telecopy:   (770) 772-3786


                                   LIBOR Funding Office:

                                   100 North Point Center East
                                   Suite 200
                                   Alpharetta, GA 30022

Amount and Percentage of
Commitments:

Revolving Credit Commitment:       The CIT Group/Business Credit,
$15,000,000.00 (10.00000000%)       Inc.

Term Credit Commitment:            By:__/s/ Neal Mulford__
$5,000,000.00 (3.33333333%)        Name:__Neal Mulford____
                                   Title:__Vice President_

The undersigned is not obligated
under its Commitments to extend
credit hereunder in an aggregate
principal amount at any one time
outstanding in excess of $15,000,000

                                   1200 Ashwood Parkway
                                   Suite 150
                                   Atlanta, GA  30338
                                   Attention:  Regional Credit
                                                Manager

                                   Telephone:  (770) 522-7684
                                   Telecopy:   (770) 522-7673


                                   LIBOR Funding Office:

                                   1211 Avenue of the Americas
                                   22nd Floor
                                   New York, NY  10036
                                   Attention:  Marvin Daniel

                                   Telephone:  (212) 536-1243
                                   Telecopy:   (212) 536-1329

Amount and Percentage of
Commitments:

Revolving Credit Commitment:       Branch Banking and Trust
$10,000,000.00 (6.66666667%)       Company of Virginia

Term Credit Commitment:
$3,333,333.33 (2.22222222%)        By:__/s/ R. Matthew Hall__
                                   Name:__R. Matthew Hall____
                                   Title:__Vice President____

The undersigned is not obligated
under its Commitments to extend
credit hereunder in an aggregate
principal amount at any one time
outstanding in excess of $10,000,000

                                   2809 Emerywood Parkway
                                   Suite 500
                                   P.O. Box 85050
                                   Richmond, VA 23285
                                   Attention:  J. Charles Link

                                   Telephone:  (804) 756-0257
                                   Telecopy:   (804) 755-7818


                                   LIBOR Funding Office:

                                   200 West Second Street
                                   Winston-Salem, NC  27102

Amount and Percentage of
Commitments:

Revolving Credit Commitment:       Mercantile Bank National
$10,000,000.00 (6.66666667%)       Association

Term Credit Commitment:            By:__/s/ Wayne C. Lewis__
$3,333,333.33 (2.22222222%)        Name:__Wayne C. Lewis____
                                   Title:__Vice President___

The undersigned is not obligated
under its Commitments to extend
credit hereunder in an aggregate.
principal amount at any one time
outstanding in excess of $10,000,000

                                   One Mercantile Center
                                   St. Louis, MO 63166-0524
                                   Attention:  Wayne C. Lewis

                                   Telephone:  (314) 418-3991
                                   Telecopy:   (314) 418-2162


                                   LIBOR Funding Office:

Amount and Percentage of
Commitments:

Revolving Credit Commitment:       Blue Ridge Farm Credit, ACA
$10,000,000.00 (6.66666667%)

Term Credit Commitment:            By:__/s/ Thomas H. Byerly__
$3,333,333.33 (2.22222222%)        Name:__Thomas H. Bryerly___
                                   Title:__Executive Vice_____
                                         __President__________

The undersigned is not obligated
under its Commitments to extend
credit hereunder in an aggregate
principal amount at any one time
outstanding in excess of $10,000,000

                                   State Route 792
                                   P.O. Box 899
                                   Staunton, VA 24402-0899
                                   Attention:  Thomas H. Bryerly

                                   Telephone:  (540) 886-3435
                                   Telecopy:   (540) 886-3437


                                   LIBOR Funding Office:

                                   AgFirst Farm Credit Bank
                                   P.O. Box 1499
                                   1401 Hampton Street
                                   Columbia, SC  29202-1499

                               EXHIBIT A

                          WAMPLER FOODS, INC.
                         REVOLVING CREDIT NOTE

                                                     Chicago, Illinois
                                                 _______________, ____

     On the Termination Date, for value received, the undersigned, Wampler Foods, Inc., a Virginia corporation (the "Company"), hereby promises to pay to the order of _______________________________ (the
"Lender"), at the principal office of Harris Trust and Savings Bank in Chicago, Illinois, such amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Loans owing from the Company to the Lender under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.

This Note evidences Loans constituting part of a "Domestic Rate Portion" or a "LIBOR Portion" as such terms are defined in that certain Credit Agreement dated as of ________________, 1998 among the Company, WLR Foods, Inc., Harris Trust and Savings Bank, individually and as Administrative Agent thereunder, and the other Lenders which are now or may from time to time hereafter become parties thereto (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the "Credit Agreement") made and to be made to the Company by the Lender under the Revolving Credit provided for under the Credit Agreement, and the Company hereby promises to pay interest at the office described above on each Loan evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

     Each Loan made under the Revolving Credit provided for in the Credit Agreement by the Lender to the Company against this Note, any repayment of principal hereon, the status of each such Loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the interest rate and Interest Period applicable thereto shall be endorsed by the holder hereof on a schedule to this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on a schedule to this Note prior to any negotiation hereof). The Company agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries so endorsed on a schedule to this Note or recorded on the books and records of the holder hereof shall be prima facie evidence of the unpaid principal balance of this Note, the status of each such Loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion, and, in the case of any LIBOR Portion, the interest rate and Interest Period applicable thereto.

     This Note is issued by the Company under the terms and provisions of the Credit Agreement and is secured by, among other things, the

Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

     The Company hereby promises to pay all costs and expenses (including attorneys fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Company hereby waives presentment for payment and demand. This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflicts of laws.


                                   Wampler Foods, Inc.


                                   By:________________
                                   Name:______________
                                   Title:_____________

                               EXHIBIT B

                          WAMPLER FOODS, INC.
                           TERM CREDIT NOTE

                                                     Chicago, Illinois
$________________                               ___________, ____

     For Value Received, the undersigned, Wampler Foods, Inc., a Virginia corporation (the "Company"), hereby promises to pay to the order of __________________ (the "Lender"), at the principal office of Harris Trust and Savings Bank in Chicago, Illinois, the principal sum of _____________________________________ Dollars ($_____________) or,
if less, the aggregate unpaid principal amount of such Lender's pro rata share of the Term Loan made to the Company under the Term Credit provided for under the Credit Agreement hereinafter identified and defined and remaining unpaid on November 20, 2001, together with interest on the principal amount of such Term Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates specified in said Credit Agreement.

     This Note evidences a loan constituting part of a "Domestic Rate Portion" or a "LIBOR Portion" as such terms are defined in that certain Credit Agreement dated as of ____________, 1998, by and among the Company, WLR Foods, Inc., Harris Trust and Savings Bank, individually and as Agent thereunder, and the other Lenders which are now or may from time to time hereafter become parties thereto (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the "Credit Agreement") made to the Company by the Lender under the Term Credit provided for under the Credit Agreement, and the Company hereby promises to pay interest at the office specified above on each loan evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

     The loan made under the Term Credit provided for in the Credit Agreement by the Lender to the Company against this Note, any repayment of principal hereon, the status of each such loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the interest rate and Interest Period applicable thereto shall be endorsed by the holder hereof on a schedule to this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on a schedule to this Note prior to any negotiation hereof). The Company agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries so endorsed on a schedule to this Note or recorded on the books and records of the holder hereof shall be prima facie evidence of the unpaid balance of this Note and the status of such loan from time to time as part of the Domestic

Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the interest rate and Interest Period applicable thereto.

     This Note is issued by the Company under the terms and provisions of the Credit Agreement and is secured by, among other things, the Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

     The Company hereby promises to pay all costs and expenses (including attorneys' fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Company hereby waives presentment for payment and demand. This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflicts of laws.


                                   Wampler Foods, Inc.


                                   By:________________
                                   Name:______________
                                   Title:_____________

                              EXHIBIT C-1

                      BORROWING BASE CERTIFICATE

                          (Eligible Accounts)

                              EXHIBIT C-2

                      BORROWING BASE CERTIFICATE

                         (Eligible Inventory)

                               EXHIBIT D

                        COMPLIANCE CERTIFICATE


     This Compliance Certificate is furnished to the Administrative Agent and the Lenders pursuant to that certain Credit Agreement dated as of _________________, 1998, by and among Wampler Foods, Inc. (the "Company"), WLR Foods, Inc., and you (the "Credit Agreement"). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

     The Undersigned hereby certifies that:

     1.   I am the duly elected__________________ of the Company;

     2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and the Subsidiaries during the accounting period covered by the attached financial statements;

     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

     4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this Certificate are, to best of my knowledge, true, correct and complete in all material respects as of the date and for the periods covered thereby; and

     5. The Attachment hereto sets forth financial data and computations evidencing the Company's compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit
Agreement.

     Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

     ____________________________________________________________

     ____________________________________________________________

     The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _________ day of __________________ 19___.



                                   ______________________________

                                   ______________, ______________
                                       (Name)          (Title)

                              SCHEDULE I

                 ATTACHMENT TO COMPLIANCE CERTIFICATE
                          WAMPLER FOODS, INC.

             Compliance Calculations for Credit Agreement
                     Dated as of ___________, 1998
                Calculations as of _____________, 19___


_________________________________________________________________

A.   CAPITAL EXPENDITURES (SECTION 8.7)

     1.   Capital expenditures                    $__________

     2.   As set forth in Section 8.8,
          net capital expenditures (Line 3)
          must not exceed (NOTE: $26 million
          during year ending 6/30/99 or
          thereafter, 115% of depreciation)       $__________

     3.   Company is in compliance?
          (Circle yes or no)                      _Yes / No__

B.   CONSOLIDATED TANGIBLE NET WORTH
     (SECTION 8.8)

     1.   Total shareholders' equity

     2.   Subordinated Indebtedness

     3.   Sum of Lines 1 and 2

     4.   Intangible Assets as defined
          (book value)

     5.   Write up of assets above cost

     6.   Sum of Lines 4 and 5

     7.   Line 3 minus Line 6
          ("Consolidated Tangible Net Worth")

     8.   As listed in Section 8.8, for the
          date of this Certificate, Consolidated
          Tangible Net Worth must not be less
          than                                    $____________

     9.   Company is in compliance?
          (Circle yes or no)                      __Yes / No___

C.   LEVERAGE RATIO (SECTION 8.9)

     1.   Senior Funded Debt

     2.   Net Income for the Parent and
          Subsidiary                              $__________
          specified four fiscal quarters
          of the Company most recently completed

     3.   Net Income from Cassco Ice & Cold
          Storage, Inc.                           $__________

     4.   Subtract Line 3 from Line 2             $__________
          (Consolidated Net Income)

     5.   Interest Expense for the same period    $__________

     6.   Federal, state and local income taxes   $__________
          for the same period

     7.   Depreciation of fixed assets for the    $__________
          same period

     8.   Amortization for the same period        $__________

     9.   Other non-cash charges                  $__________

     10.  Add Lines 4 through 9                   $__________
          ("Consolidated Gross EBITDA")

     11.  Income from sale of Cassco Ice & Cold   $__________
          Storage and Goldsboro, NC broiler
          complex

     12.  Subtract Line 11 from Line 10           $__________
          ("Consolidated EBITDA")

     13.  Senior Funded Debt (Line 1)
          to Consolidated EBITDA (Line 12)
          ("Leverage Ratio")                      _________:1

     14.  As listed in Section 8.8, for
          the date of this Certificate,
          the Leverage Ratio shall not
          be less than                            _________:1

     15.  Company is in compliance?
          (Circle yes or no)                      __Yes / No__

D.   FIXED CHARGE COVERAGE RATIO (SECTION 8.10)

     1.   Consolidated EBITDA                     $__________

     2.   Net cash federal, state and local
          income taxes paid                       $__________

     3.   Taxes in respect of Net Income
          attributable to Cassco                  $__________
          Ice & Cold Storage, Inc.

     4.   Taxes in respect of income from
          sale of Cassco Ice & Cold
          Storage, Inc.                           $__________

     5.   Taxes in respect of income from
          sale of Company's                       $__________
          Goldsboro, NC broker complex.

     6.   Add Lines 3 through 5                   $__________

     7.   Line 2 minus Line 6                     $__________

     8.   Capital Expenditures                    $__________

     9.   Marshville conversion expenditures      $__________

     10.  Expenditures financed by other
          indebtedness                            $__________

     11.  Net Capital Expenditures                $__________
          (Line 8 minus Lines 9 and 10)

     12.  Restricted Payments                     $__________

     13.  Sum of Lines 3, 11 & 12                 $__________

     14.  Line 1 minus Line 13                    $__________

     15.  Fixed Charges                           $__________

          (a)  Principal payments on Funded Debt  $__________

          (b)  Interest Expense                   $__________

     16.  Sum of 15(a) and 15(b)
          ("Fixed Charges")                       $__________

     17.  Ratio of Line 14 to Line 11
          ("Fixed Charge Coverage Ratio")         __________:1

     18.  As listed in Section 8.10 for the date
          of this Certificate, the Fixed Charge
          Coverage Ratio shall not be less than   __________:1


     19.  Company is in compliance?
          (Circle yes or no)                      __Yes / No___

E.   MINIMUM CONSOLIDATED EBITDA (SECTION 8.11)

     1.   Consolidated EBITDA on rolling 4
          quarter basis                           $__________

     2.   As listed in Section 8.11 for the date
          of this Certificate, Consolidated
          EBITDA shall not be less than           $__________

     3.   Company is in compliance?               __Yes / No__
          (Circle yes or no)

                               EXHIBIT E

                       ASSIGNMENT AND ACCEPTANCE

                     Dated _____________, 19_____


     Reference is made to the Credit Agreement dated as of ____________, 1998 (the "Credit Agreement") among Wampler Foods, Inc., WLR Foods, Inc., the Lenders (as defined in the Credit Agreement) and Harris Trust and Savings Bank, as Administrative Agent for the Lenders (the "Administrative Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

     ___________________________________________ (the "Assignor") and
_________________________ (the "Assignee") agree as follows:

     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a ____% interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, such percentage interest in the Assignor's Commitment as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date and the Assignor's pro rata share of any outstanding L/C Obligations, if any.

     2. The Assignor (i) represents and warrants that as of the date hereof (A) its Commitment is $____________, (B) the aggregate outstanding principal amount of Loans made by it under the Credit Agreement that have not been repaid is $_____________ and a description of the interest rates and interest periods for such Loans is attached as Schedule 1 hereto, and (C) the aggregate principal amount of Assignor's outstanding L/C Obligations is $____________ and a description of the expiry date, amount and account party for such L/C Obligations is also attached as Schedule 1 hereto; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of their respective obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 8 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement;
(iii) appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its lending offices (and address for notices) the offices set forth beneath its name on the signature pages hereof.

     4.   As consideration for the assignment and sale contemplated in
Section 1 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds an amount equal to $________________*. It is understood that commitment and/or Letter of Credit fees accrued to the date hereof with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

     5. The effective date for this Assignment and Acceptance shall be ________________, 19___ (the "Effective Date"). Following the execution of this Assignment and Acceptance, it will be delivered to the Company for its acceptance and to the Administrative Agent for acceptance and recording by the Administrative Agent.

     6. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

     7. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

     8. In accordance with Section 11.8 of the Credit Agreement, the Assignor and the Assignee request and direct that the Administrative Agent prepare and cause the Company to execute and deliver to the Assignee a Revolving Credit Note payable to the Assignee in the amount of its Commitment and a new Revolving Credit Note to the Assignor in the amount of its Commitment after giving effect to the assignment hereunder.

___________________
* Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

     9. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Illinois.


                                        [Assignor Lender]


                                        By:______________
                                        Title:___________


                                        [Assignee Lender]

                                        By:______________
                                        Title:___________


                                        Lending Office (and
                                        address for notices):


                                        LIBOR Funding Office:


     Accepted and consented this ___ day of ___________, 19__


     By:_______________
     Title:____________


     Accepted and consented to by the Administrative Agent this_______ day of ___________, 19__

     [ADMINISTRATIVE AGENT]


     By:_______________
     Title:____________

                              SCHEDULE I

                            REVOLVING LOANS


 Principal     Borrower       Type of     Interest    Last day
 Amount        to Whom        Revolving   Rate        of
               Loan           Loan                    Interest
               Disbursed                              Period
 _________     _________      _________   _________   ________













                           LETTERS OF CREDIT



 Account Party      Face Amount           Expiry Date
 _____________      ___________           ___________

                               EXHIBIT F


                          GUARANTY AGREEMENT

                                                  _____________, 19___

Harris Trust and Savings Bank,
 as Administrative Agent for the Lenders party
 to the Credit Agreement referred to below
115 South LaSalle Street
Chicago, Illinois  60603


Dear Sirs:

     Reference is made to the Credit Agreement, dated as of __________________, 1998 (the "Credit Agreement") among Wampler Foods, Inc., WLR Foods, Inc., the Lenders named therein, Harris Trust and Savings Bank as Administrative Agent for the Lenders. Capitalized terms used and not defined herein have the meanings assigned to them in the Credit Agreement.

     The undersigned, [name of Guarantor], a [jurisdiction of incorporation] corporation, hereby elects to be a "Guarantor" for all purposes of the Credit Agreement, effective from the date hereof and the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement, including without limitation Sections 3.3, 11 and
12.17 thereof, as if the undersigned were a direct signatory party thereto.

     The undersigned confirms that (i) it is a Subsidiary of the Company, (ii) the execution, delivery and performance by it of this Guaranty is within its corporate powers, have been duly authorized by all necessary corporate action, requires no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of its charter or by-laws or of any agreement or instrument to which the Company or the undersigned is a party or is subject, or by which the Company or the undersigned, or the Company's or the undersigned's property, is bound, or of any judgment, injunction, order, decree or other instrument binding upon it or result in the creation or imposition of any lien on any asset of the Company or any of its Subsidiaries and (iii) the representations and warranties set forth in Section 6 of the Credit Agreement are true and correct as to the undersigned and its subsidiaries as of the date hereof.

     This Agreement shall be construed in accordance with and governed by the internal laws of the State of Illinois.


                                        Very truly yours,

                                        [Name of Guarantor]


                                        By:_______________
                                        Name:_____________
                                        Title:____________

                             SCHEDULE 6.2


                             SUBSIDIARIES


 NAME                 JURISDICTION      OWNER         PERCENTAGE
                           OF                         OWNERSHIP
                      INCORPORATION
-------------------   ------------- ---------------   ----------
Wampler Foods, Inc.    Virginia     WLR Foods, Inc.     100%

Wampler Supply         Virginia     WLR Foods, Inc.     100%
 Company

Valley Rail Service,   Virginia     WLR Foods, Inc.     100%
 Inc.

Rockingham Poultry,    Virginia     Wampler Foods,      100%
 Inc.                                Inc.

Rockingham Poultry,  U.S. Virgin    Wampler Foods,      100%
 Inc.                 Islands        Inc.

                             SCHEDULE 8.12


                             EXISTING DEBT


     In addition to all debts secured by liens listed on Schedule
8.13:

     1. Debt owed to Tom Bross, Jr., with a present principal balance not in excess of $481,000.

                             SCHEDULE 8.13


                            EXISTING LIENS


Wampler Foods, Inc.:

     1. Pennsylvania Industrial Development Authority with a present principal balance not in excess of $542,000, secured by real estate at New Oxford, Pennsylvania.

     2. Farmers Bank and Trust Co. of Hanover with a present principal balance not in excess of $855,000, secured by real state and equipment at New Oxford, Pennsylvania.

     3. Bank of Hanover & Trust Company, two notes with an aggregate present principal balance not in excess of $392,000, secured by real estate at New Oxford, Pennsylvania.

     4. Huffman's Old Car Farm with a present principal balance not in excess of $43,000, secured by real estate in Rockingham County, Virginia.

                             SCHEDULE 6.19


                          MORTGAGED PREMISES


 Monroe Fur. Proc. Plant located  Round Hill Distribution Center
 in Union County, NC              located in Adams County, PA

 Alma Plant located in Page       Marshville Proc. Plant located
 County, VA                       in Union County, NC

 Broadway Hatchery located in     Wingate Feedmill located in
 Rockingham County, VA            Union County, NC

 Broadway Feed Mill located in    Franconia Plant located in
 Rockingham County, VA            Montgomery County, PA

 Round Hill Proc. Plant located   Harrisonburg Plant located in
 in Adams County, PA              Harrisonburg, VA

 Moorefield Plant located in      Broadway Plant and Broadway
 Hardy County, WV                 Protein Plant located in
                                  Rockingham County, VA

 Moorefield Hatchery located in   Harrisonburg Hatchery located
 Hardy County, WV                 in Rockingham County, VA

 Moorefield Feed Mill located in  Harrisonburg Feed Mill located
 Hardy County, WV                 in Harrisonburg, VA

 Hinton Plant located in          Concord Hatchery located in
 Rockingham County, VA            Cabarrus County, NC